LIMITED LIABILITY COMPANY AGREEMENT

OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THE LIMITED LIABILITY COMPANY UNITS (AND THE MEMBERSHIP INTERESTS THEY REPRESENT) ISSUED IN ACCORDANCE WITH, AND REPRESENTED BY THIS LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR ANY APPLICABLE STATE SECURITIES LAWS ACT OR SIMILAR LAWS. THESE UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THIS AGREEMENT, AS WELL AS UNDER (A) THE SECURITIES ACT OF 1933 AND (B) APPLICABLE STATE SECURITIES LAWS, EACH PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

LIMITED LIABILITY COMPANY AGREEMENT
OF
ENTERTAINMENT DISTRIBUTION COMPANY, LLC
A DELAWARE LIMITED LIABILITY COMPANY

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LIMITED LIABILITY COMPANY AGREEMENT
OF
ENTERTAINMENT DISTRIBUTION COMPANY, LLC
A DELAWARE LIMITED LIABILITY COMPANY

     THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) for the above-referenced Delaware limited liability company (the “Company”) is made and entered into effective as of the date and time of the filing of the Certificate of Formation of the Company.

ARTICLE I
GENERAL MATTERS

     1.1 Definitions. Capitalized words and phrases used in this Agreement have the meanings set forth on Schedule 3 hereto, unless defined elsewhere herein.

     1.2 Formation. The Company was formed on March 17, 2005 by Whitney G. Bouknight (the “Organizer”), acting in the capacity of “authorized person” under section 18-201 of the Act, having the Company’s duly executed Certificate of Formation filed in the office of the Secretary of State of Delaware and made effective as of that date. To complete the organization of the Company, Glenayre Electronics, Inc. and the Organizer previously entered into a Limited Liability Company Agreement to specify the manner in which the Company would be operated and which identified Glenayre Electronics, Inc. as the initial member of the Company in accordance with section 18-301 of the Act (the “Initial LLC Agreement”). This Agreement amends and restates the Initial LLC Agreement and supersedes the Initial LLC Agreement in its entirety.

     1.3 Organization; Acquisition Agreements.

          (a) Organization of Company. The parties have entered into this Agreement in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. This Agreement shall be binding on the Company, the undersigned Members and all other Persons who, in the future, become Members or Assignees. The Members agree to operate the Company in accordance with the terms and conditions of this Agreement and the provisions of the Act.

          (b) Organization of EDC USA and EDC Germany; Acquisition Agreements; Credit Agreement; Employment of James Caparro and Thomas Costabile. The parties to this Agreement hereby approve the Company’s taking the following actions in connection with the acquisition by Entertainment Distribution Company (USA), LLC, a Delaware limited liability company of which the Company is the sole member and manager (“EDC USA”), and Blitz 05-107 GmbH (in the future to be named Entertainment Distribution GMBH and to be later renamed Entertainment Distribution Holdings GMBH), a Germany limited liability company of which the Company is the sole member and manager (“EDC Germany”), of the assets of UMG Manufacturing & Logistics, Inc. and Universal Music & Video Distribution, Corp. (the “Domestic Targets”) comprising the United States portion of Universal Music Group’s CD and DVD manufacturing and distribution operations, and all of the outstanding shares of Universal Manufacturing & Logistics GMBH (the “Foreign Target”)

which operates the European portion of Universal Music Group’s CD and DVD manufacturing and distribution operations:

          (i) Formation and Organization of EDC USA and EDC Germany. Forming and organizing each of EDC USA and EDC Germany and taking such actions in connection therewith (including executing organizational documents and making capital contributions) deemed necessary and proper by the proper officers of the Company;

          (ii) Asset Purchase Agreement. Causing EDC USA to enter into and perform its obligations under the Asset Purchase Agreement among EDC USA and the Domestic Targets (the “Asset Purchase Agreement”) and the other agreements referred to therein or contemplated thereby, including each of the following documents (in all cases in such form and with such changes as the proper officers of the Company and EDC USA may approve, their execution thereof to conclusively establish such approval): the Bill of Sale and Assignment and Assumption Agreements attached as Exhibit 4.2 to the Asset Purchase Agreement; the US CD Manufacturing Agreement attached as Exhibit 10.2(e)(ii)(A) to the Asset Purchase Agreement; the US HDFD Manufacturing Agreement attached as Exhibit 10.2(e)(ii)(B) to the Asset Purchase Agreement; the US Distribution Agreement attached as Exhibit 10.2(e)(ii)(C) to the Asset Purchase Agreement; the IT Transition Services Agreement attached as Exhibit 10.2(e)(iv) to the Asset Purchase Agreement; the Fishers Sublease attached as Exhibit 10.2(e)(vi)(A) to the Asset Purchase Agreement; the Reno Assignment attached as Exhibit 10.2(e)(vi)(B) to the Asset Purchase Agreement; the Wilkes-Barre Assignment attached as Exhibit 10.2(e)(vi)(C) to the Asset Purchase Agreement; the Letter Agreement re: Discussions of New Products attached as Exhibit 10.2(e)(vii) to the Asset Purchase Agreement; and the Secondment Agreements attached as Exhibit 10.2(e)(ix) to the Asset Purchase Agreement; and

          (iii) Share Purchase Agreement. Causing EDC Germany to enter into and perform its obligations under the Share Purchase Agreement among EDC Germany, Universal Music GmbH and the Foreign Target (the “Share Purchase Agreement”) and the other agreements referred to therein or contemplated thereby, including each of the following documents (in all cases in such form and with such changes as the proper officers of the Company and EDC Germany may approve, their execution thereof to conclusively establish such approval): a side letter regarding Jubilee program payments and certain obligations to continue to employ certain management personnel; the Share Transfer and Assignment Agreement attached as Exhibit 9.2(h)(i) to the Share Purchase Agreement; the Lease Agreement attached as Exhibit 9.2(h)(iii) to the Share Purchase Agreement; the International Manufacturing Agreement attached as Exhibit 9.2(h)(iv) to the Share Purchase Agreement; the International Distribution Agreement attached as Exhibit 9.2(h)(iv) to the Share Purchase Agreement; the Transition Services Agreement attached as Exhibit 9.2(h)(v) to the Share Purchase Agreement; the Hanover Option Agreement attached as Exhibit 9.2(h)(vi) to the Share Purchase Agreement; the Site Services Agreement attached as Exhibit 9.2(h)(vii) to the Share Purchase Agreement; and the Letter Agreement attached as Exhibit 9.2(h)(viii) to the Share Purchase Agreement.

          (iv) Credit Agreement. Entering into and performing its obligations under and causing EDC USA and EDC Germany and their subsidiaries to enter into and perform their obligations under the Credit Agreement dated as of May 31, 2005 among the Company, as Borrower, EDC USA, as Guarantor, the lenders parties thereto and Wachovia, National Association, as Administrative Agent (the “Credit Agreement”), and the transaction and other agreements referred to therein or contemplated thereby (the “Credit Documents”), including the Security Agreement referenced in the Credit Agreement (and the pledge of assets contemplated thereby) and each of the following documents (in all cases in such form and with such changes as the proper officers of the Company and EDC USA may approve, their execution thereof to conclusively establish such approval): the Account Designation Letter in the form of Schedule 1.1-1 to the Credit Agreement; a Notice of Borrowing with respect to the Revolving Loans to be made on the Closing Date referenced in the Credit Agreement; the Revolving Note attached as Schedule 2.1(e) to the Credit Agreement; the Term Note attached as Schedule 2.2(d) to the Credit Agreement; the Swingline Note attached as Schedule 2.4(d) to the Credit Agreement; the Pledge Agreement referenced in the Credit Agreement; the LOC Documents referenced in the Credit Agreement; and the Mortgage Instruments referenced in the Credit Agreement. In furtherance of the foregoing, (a) the officers of the Company are authorized, empowered and directed to cause the Company and EDC USA to execute and deliver the Credit Agreement and the Credit Documents on behalf of EDC and EDC USA (with such changes as the officers of the Company and EDC USA may approve, their execution thereof to conclusively establish such approval), and to cause EDC and EDC USA to duly perform their obligations thereunder and (b) any previous acts of the Company and of any person or persons authorized to act on behalf of the Company or any officer of the Company, which acts would have been authorized by the foregoing, are hereby approved.

          (v) Employment of James Caparro and Thomas Costabile. The Company’s entering into a secondment agreement with Glenayre Electronics, Inc. under which Glenayre Electronics, Inc. will agree to make available each of James Caparro and Thomas Costabile to serve as President and Chief Executive Officer of the Company and Executive Vice President and Chief Operating Officer of the Company, respectively, in exchange for the Company’s agreeing to reimburse Glenayre Electronics, Inc. for any and all costs and expenses incurred by Glenayre Electronics, Inc. to employ each of Mr. Caparro and Mr. Costabile, whether under the terms of their employment agreements with Glenayre Electronics, Inc. or otherwise.

     1.4 Company Purpose. The purpose of the Company is to engage in any lawful business for which a limited liability company may be organized under the Act, as determined from time to time by the Members; provided, however, that any such business must be conducted in accordance with the terms and conditions of this Agreement.

     1.5 Other Business Ventures and Activities. Neither this Agreement, nor the relationship created hereby, shall constrain any Member, Director or Officer, or any Affiliate of any of them, from engaging, investing or possessing an interest in other business ventures (including future ventures) or transactions of any kind, nature or description, independently or with others. The fact that any such Person may take advantage of such opportunities, either alone or with other Persons, including organizations in which such Member, Director, Officer or Affiliate has an interest, and not offer such opportunities to the Company or to the Members, shall not subject such Member, Director, Officer or Affiliate to liability to the Company or to the Members on account of any lost opportunity. Neither the Company nor any Member shall have any right by virtue of this Agreement, or the relationship created hereby, in or to such ventures, investments or other opportunities, or to the income or profits derived therefrom, and the pursuit of such ventures, investments or other opportunities shall not be deemed wrongful or improper or in violation of this Agreement or any rights of the Company or the Members under the Act or other applicable law. Notwithstanding the foregoing, the Company, the Members, Directors, Officers and their Affiliates may enter into contracts and agreements outside of this Agreement that include non-competition covenants or similar provisions that restrict the parties’ freedom to engage in certain business activities and this Section 1.5 shall in no way affect the applicability or enforceability thereof.

     1.6 Limitations on Liability and Capital Contributions. Except as otherwise provided herein, required by applicable law or provided in a prior written consent of such Member that specifically references this Section 1.6, no Member (or former Member), as such, shall be (a) bound by, or be personally liable for, the liabilities or obligations of the Company or other Members or (b) required to lend any funds to, or provide any guarantees or credit enhancements on behalf of, the Company. No Member shall have any obligation to make contributions to the capital of the Company, except for the initial Capital Contributions set forth on Schedule 1A below and as set forth in Section 2.4 below (Withholding of Taxes).

     1.7 Miscellaneous Organizational Matters.

          (a) Name. The name of the Company may be changed from time to time, provided that appropriate amendments to this Agreement and the Certificate, as well as necessary filings under the Act, are duly made.

          (b) Registered Agent and Places of Business. The initial registered agent and registered office of the Company are set forth in the Certificate. The initial principal place of business of the Company is 360 Madison Avenue, New York, NY 10017. The Board may at any time, and from time to time, change the registered agent, registered office and principal place of business of the Company, as it deems necessary or advisable.

          (c) Title to Company Assets. Company Assets shall be owned by, and held in the name of, the Company as an entity. No Member shall have any ownership interest in Company Assets in that Member’s individual name or right. Each Member’s Interest shall be personal property for all purposes.

          (d) Additional Documentation. Upon the request of the Board, the Members further agree to execute, deliver, acknowledge and cause to be filed of record any certificates and other documents deemed necessary or advisable by the Board and consistent with the terms of this Agreement.

          (e) Costs and Expenses. The Company shall pay or reimburse all reasonable costs and expenses arising from the formation and organization of the Company, as determined by the Board.

ARTICLE II
CAPITAL CONTRIBUTIONS AND LOANS

     2.1 Member Information. The name, Capital Contributions, number and class of Units or Profits Interests of each Member and the Level One Threshold Amount, Level Two Threshold Amount and Level Three Threshold Amount are set forth on Schedule 1A or 1B hereto. If a Member’s address changes the Member shall inform the Company of such change. In the event of any change permitted under this Agreement with respect to the information stated on Schedule 1A or 1B, the Secretary of the Company shall promptly (a) cause Schedule 1A or 1B to be amended to reflect such change and (b) provide a copy of the revised Schedule 1A or 1B to each of the Members. The failure of the Secretary of the Company to cause Schedule 1A or 1B to be amended or to provide a revised copy of Schedule 1A or 1B to the Members shall not prevent the effectiveness of, or otherwise affect the underlying adjustments that would be reflected in, such an amendment.

     2.2 Initial Capital Contributions. Contemporaneously with the execution of this Agreement or as otherwise described on Schedule 1A, each Member who owns Class A Units or Class B Units has made, or, promptly following request for same by the Board, shall make, the Capital Contribution set forth opposite such Member’s name on Schedule 1A. Each Member shall be credited (in exchange for such Capital Contribution) with (i) the number and class of Units set forth opposite such Member’s name on Schedule 1A and (ii) the amount of such Capital Contribution in the computation of such Member’s Capital Account balance. The Members who own Profits Interests will not be required to make Capital Contributions in connection with their Profits Interests. Subject to Section 2.3 below, the Board may from time to time Approve the issuance of additional Interests in exchange for additional Capital Contributions on such terms as the Board may Approve, provided that in no event shall the Board Approve any such additional Capital Contributions unless in the Board’s judgment and based on the Company’s then current and projected liquidity needs, the Company shall require such additional Capital Contributions.

     2.3 Preemptive Rights.

          (a) Funding Notices. If the Company at any time (or from time to time) proposes to raise additional equity capital by selling additional Interests or Units to the Members, other than (i) pursuant to any management or employee incentive equity plan approved by the Board, (ii) pursuant to a Reorganization approved by the Board, or (iii) pursuant to a payment made or assets forfeited under a guaranty, pledge or other credit support provided by a Member (or an entity related to a Member), then the Company shall give written notice (a “Funding Notice”) to each Member or Assignee regarding the proposed offering (an “Offering”). Each Funding Notice shall set forth in reasonable detail: (w) the designation and all of the terms and provisions of the Interests or Units proposed to be issued, including, where applicable, the voting powers, rights to allocations and distributions, preferences and any participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; (x) the price and other terms of the proposed sale of such Interests or Units; (y) the number of such Interests or Units proposed to be issued; and (z) such additional information regarding the proposed offering determined by the Company to be appropriate to include in the Funding Notice.

          (b) Option of Certain Members to Participate. Each Member or Assignee shall have the right, but not the obligation, to participate in any Offering by purchasing a portion of the Interests or Units proposed to be issued on the terms described in the Funding Notice; provided that any Member that owns only Class B Units or Profits Interests shall not be entitled to purchase any Class A Units in any Offering and instead shall only be entitled to purchase Class B Units pursuant to any Offering. To elect to participate in an Offering in accordance with this Section 2.3, a Member or Assignee must deliver written notice thereof to the Company within fifteen (15) Business Days after receipt of the Funding Notice. Those Members or Assignees exercising said purchase right (the “Purchasing Members”) may divide the Interests or Units to be purchased by them in any amounts or proportions that they may mutually agree upon. In the event that they cannot or do not agree upon the Interests or Units to be purchased by each, then each such Purchasing Member shall have the right to purchase up to a percentage of the subject Interests or Units equal to that Purchasing Member’s relative ownership of the Company’s outstanding Units and Deemed Units owned by all Purchasing Members. For purposes of this Section 2.3(b), with respect to an Offering each Profits Member shall be deemed to own a number of Deemed Units with respect to such Member’s Profits Interest calculated as follows. Each Profits Member’s Profits Interest has an economic value equivalent to a Deemed Option with a Deemed Strike Price as described in Schedule 1D hereto. Each Profits Member shall be deemed to own a number of Deemed Units equal to the number of Units such Member would own in the event that all Profits Members exercised their Deemed Options represented by their Profits Interest in cashless exercises based on the pre-money valuation of the Company utilized to price the Offering. An example of how the preemptive rights proportions are calculated and the number of Deemed Units deemed to be owned by each Profits Member is set forth in Schedule 1D hereto.

          (c) Possible Dilution. For avoidance of doubt, no additional Capital Contributions are required to be made to the Company by any Member, but, depending upon whether and to what extent a Member participates in an Offering, his Interest may be diluted upon consummation of an Offering.

     2.4 Withholding of Taxes. To the extent required by applicable law, the Company is authorized to (and shall) withhold and remit any federal, state, foreign or local taxes levied on all or part of a Member’s allocable share of the Company’s income or gains. Such withholding by the Company shall be treated as a Distribution to such Member and shall reduce the amount of Distributions to be paid directly to such Member by the amount so withheld. If the Board determines that the Company lacks sufficient funds to make Distributions satisfying any such withholding, then the Member for whom such required withholding is to be made shall make Capital Contributions of immediately available funds, in the amount of any balance needed by the Company to satisfy the same, within ten (10) days after being so notified by the Company.

     2.5 Interest on Capital Contributions and Return of Capital. Except as otherwise expressly provided or contemplated herein, a Member (a) shall not be paid interest on any

Capital Contributions, (b) shall not be repaid all or any part of any Capital Contributions and (c) shall not have the right to receive, as a Distribution or return of capital, any Company Assets other than cash or cash equivalents. In furtherance of the foregoing, no Member shall be entitled to any Distribution under section 18-604, or any other provision, of the Act, upon the resignation, withdrawal or dissociation of such Member from the Company.

     2.6 Provisions Regarding Profits Interests.

          (a) Profits Members & Interests in General. Certain Members identified in Schedule 1B hereto (the “Profits Members”) shall receive Interests in the Company as of the date hereof or as otherwise described on Schedule 1B that are denominated as Profits Interests (the “Profits Interests”). The Profits Interests will not require initial Capital Contributions to be made and thus the Members will not receive an initial Capital Account credit in connection with their Profits Interests. Each Profits Member will share in the Company’s Distributions, Net Income and Net Losses based upon the number and tiers of Profits Interests held by such Profits Member from time to time. The Profits Interests are intended to be “profits interests” as described in Revenue Procedures 2001-43 and 93-27, as amended, and for tax purposes shall be treated consistently therewith by the Company and the Members.

          (b) Tiers of Profits Interests. The Profits Interests shall be divided into three categories called “tiers” – Tier One, Tier Two and Tier Three. The tiers for the Profits Interests are set forth in Schedule 1B hereto.

          (c) Vesting The Profits Interests issued pursuant to this Section 2.6 may be subject to vesting provisions in accordance with a Profits Member’s employment letter or employment agreement, as applicable.

          (d) Issuance of Additional Profits Interests. It is agreed that the Board may issue additional Profits Interests. Moreover, should any Profits Interests lapse or be forfeited due to non-vesting as provided in Section 2.6(c), then such lapsed Profits Interests shall be available for the Board, in its discretion, to issue those Profits Interests to other Persons.

     2.7 Guaranties, Pledges and Credit Support. Certain Members, either directly or through Affiliates, will provide one or more guaranties, pledges of collateral or other credit support on behalf of the Company upon terms and conditions Approved by the Board, in order to secure and maintain financing for the Company’s business. If any Member or other Person makes any payment under any such guaranty or credit support, or has any pledged assets that are applied in full or partial satisfaction of any Company indebtedness or obligation, then such amount shall be deemed a Capital Contribution to the Company in exchange for Class A Units. The number of Class A Units to be issued in exchange for such Capital Contribution shall be the greater of (a) the number of Class A Unit per dollar of Capital Contribution based on the initial capitalization of the Company, or (b) such number as may be Approved by the Board as representing the value of such Capital Contribution.

ARTICLE III
DISTRIBUTIONS

     3.1 Distribution Policy. Available Cash shall be Distributed to the Members and Assignees in the following order and priority:

          (a) Tax Distributions. First, if so requested by a Person who was a Member or Assignee during a given calendar year, no later than April 10 of each calendar year beginning after 2005, the Board shall cause the Company to Distribute to each Person who so requests an amount equal to the excess, if any, of (i) the product of (x) the estimated net taxable income (including separately stated items of income, gain, loss and deduction) allocated with respect to such Person’s Interest as of the end of the immediately preceding Fiscal Year, multiplied by (y) 40% (or such other rate as the Board may from time to time Approve and segregating, with respect to the application of this Section 3.1(a), taxable income (or items thereof) for which different rates may apply), over (ii) any previous Distributions of Available Cash made at any previous time with respect to such Person’s Interest pursuant to this Section 3.1(a) with respect to such Fiscal Year. To the extent the Company makes a Distribution pursuant to this Section 3.1(a), then such Distribution shall reduce the amount of Distributions otherwise to be Distributed with respect to such Interest pursuant to Section 3.1(b) or Section 9.2(b) by the amount Distributed pursuant to this Section 3.1(a). To the extent a Distribution is made pursuant to this Section 3.1(a) and such Tax Distribution reduces the amount that otherwise would be received pursuant to another Section or subsection of this Agreement, it shall be deemed that the Member or Assignee received such Distribution pursuant to the Section or subsection (other than this Section 3.1(a)) so reduced. It is understood and agreed that there is no requirement that the Tax Distributions pursuant to this Section 3.1(a) be made on a Pro Rata basis, and it is further acknowledged and agreed that a Member may waive receipt of all or a portion of a Tax Distribution pursuant to this Section 3.1(a). Notwithstanding the above, there shall be no requirement that the Company make Tax Distributions in the event of a Capital Contribution pursuant to Section 2.7 hereof until all such Capital Contributions have been returned pursuant to Distributions pursuant to Section 3.1(b)(b)(i) below.

          (b) Remaining Available Cash; Discretionary Distributions.

          Thereafter, the Board, in the exercise of its sole and absolute discretion, may Distribute Available Cash to the Members at such times and in such amounts as it deems desirable, in which event the amount of Available Cash to be Distributed in a particular Distribution shall be Distributed to the Members in the following order and priority:

          (i) Level One Distributions ($0 through Level One Threshold Amount). First, to the Members who hold Class A Units or Class B Units until the Aggregate Distributions made under this Section 3.1(b)(i) equal the Level One Threshold Amount, to be apportioned among such Members on a Pro Rata basis.

          (ii) Level Two Distributions (Level One Threshold Amount through Level Two Threshold Amount). Next, to the Members until the Aggregate Distributions made under Section 3.1(b)(i) and this Section 3.1(b)(ii) equal the Level Two Threshold Amount.

All Level Two Distributions shall be apportioned as follows:

     (A) 82.35% to the Members who hold Class A Units or Class B Units on a Pro Rata Basis, and

     (B) 17.65% to the Profits Members in proportion to their relative holdings of Tier One Profits Interests.

          (iii) Level Three Distributions (Level Two Threshold Amount through Level Three Threshold Amount). Next, subject to Section 3.1(b)(v) below, to the Members until the Aggregate Distributions made under Section 3.1(b)(i), Section 3.1(b)(ii) and this Section 3.1(b)(iii) equal the Level Three Threshold Amount.

All Level Three Distributions shall be apportioned as follows:

     (A) 75.68% to the Members who hold Class A Units and Class B Units on a Pro Rata Basis;

     (B) 16.22% to the Profits Members in proportion to their relative holdings of Tier One Profits Interests; and

     (C) 8.11% to the Profits Members in proportion to their relative holdings of Tier Two Profits Interests.

          (iv) Level Four Distributions (Above Level Three Threshold Amount). The balance, subject to Section 3.1(b)(v) below, to be apportioned as follows:

     (A) 70.00% to the Members who hold Class A Units and Class B Units on a Pro Rata Basis;

     (B) 15.00% to the Profits Members in proportion to their relative holdings of Tier One Profits Interests,

     (C) 7.50% to the Profits Members in proportion to their relative holdings of Tier Two Profits Interests; and

     (D) 7.50% to the Profits Members in proportion to their relative holdings of Tier Three Profits Interests.

          (v) IRR Hurdle Condition. Notwithstanding Sections 3.1(b)(iii) and 3.1(b)(iv) above, if, after receipt of all Distributions pursuant to previous clauses of Sections 3.1(b) above, the IRR Hurdle Condition has then not yet been satisfied, then all further Distributions shall be made in accordance with the percentages set out in Section 3.1(b)(ii) until such time as the IRR Hurdle Condition has been satisfied, at which point the Distributions shall then be made in accordance with Section 3.1(b)(iii) or 3.1(b)(iv), as applicable. For avoidance of doubt, once the IRR Hurdle Condition is first satisfied, it shall be deemed satisfied for all purposes at all times thereafter.

          (vi) Dilution. It is understood that the Members will be diluted on a pari passu basis should additional equity be raised in the future or should additional Profits Interests be issued, including additional Capital Contributions made pursuant to Section 2.7 hereof.

          (vii) Threshold Amounts. The amount of each of the Level One Threshold Amount, Level Two Threshold Amount and Level Three Threshold Amount is set forth on Schedule 1A hereto.

          (viii) Examples. Examples of how the Members intend for the provisions of this Section 3.1(b) to be applied are set forth on Schedule 1C hereto. The Board shall apply the provisions of Section 3.1(b) and Section 9.2(b) in a manner that is consistent with Schedule 1C.

     3.2 Apportionment of Distributions. Each Distribution made pursuant to this Article III shall be apportioned among the Members and Assignees who are to receive that Distribution in the same ratio that (a) the amount each Member or Assignee is to have Distributed to that Member or Assignee bears to (b) the amount to be Distributed to all such Members or Assignees.

     3.3 Non-Cash Distributions. Members shall have no right or power to demand the receipt of any assets of the Company other than money; provided, however, that the Board may cause the Company to Distribute property other than money as all or part of a Distribution, if such non-cash Distributions are made based on the net fair market value of the assets to be Distributed. That value shall be debited from the distributee Member’s Capital Account, in the manner provided in Section 2.1 of Schedule 4 hereto.

ARTICLE IV
ALLOCATION OF PROFITS AND LOSSES

     4.1 Net Income. After giving effect to the provisions of Sections 4.3 and 4.4 below and the special allocations required by Schedule 4 hereto, Net Income for each Taxable Year shall be allocated to the respective Capital Accounts of the Members as follows:

          (a) Level One (Offset Prior Losses). First, to the Members who have previously been allocated Net Losses pursuant to Section 4.2 below, an amount of Net Income sufficient to offset all such prior allocations of Net Losses, to be apportioned among them in proportion to the Net Losses previously allocated to them that have not been previously offset by allocations of Net Income pursuant to this Section 4.1(a).

          (b) Level Two (Cover Distributions to Profits Members). Next, to each Profits Member until the Aggregate allocations of Net Income (or items thereof) pursuant to this Section 4.1(b) equal the Aggregate Distributions received by such Profits Member pursuant to Sections 3.1(b) and 9.2(b) hereof, to be apportioned among them in proportion to such Distributions previously received by them that have not been previously covered by allocations of Net Income (or items thereof) pursuant to this Section 4.1(b).

          (c) Level Three (Residual). Next, to the Members who own Class A Units or Class B Units on a Pro Rata basis.

     4.2 Net Losses. Net Losses for each Taxable Year shall be allocated to the respective Capital Accounts of the Members who own Class A Units or Class B Units on a Pro Rata basis, after giving effect to the provisions of Sections 4.3 and 4.4 below and the special allocations required by Schedule 4.

     4.3 Apportionment of Allocations. Allocations made pursuant to Sections 4.1 and 4.2 shall be apportioned among the Members (and Assignees, as applicable) who are to receive allocations thereunder in the same ratios that (a) the amount each such Member is to have allocated to that Member bears to (b) the amount to be allocated to all such Members.

     4.4 Allocations Savings Provision. Income, gains, losses and deductions of the Company (and items thereof) are intended to be allocated under this Article IV in such a manner as would permit the Aggregate Distributions from the Company to be made to the Members in the order and priority set forth in Section 3.1(b). Notwithstanding anything in this Agreement to the contrary, the Board shall have the authority, and is hereby directed, to amend this Agreement, without further approval, authorization or consent of the Members, to correct any allocation provision hereunder, as necessary for the Distributions to be made in the order and priority set forth in Section 3.1(b), taking into account the provisions of Section 2.6 hereof, provided that such amendment does not unfairly discriminate against any Member or Assignee.

     Furthermore, notwithstanding anything contained in this Agreement to the contrary, the Company’s Net Income, Net Loss and all items thereof are intended to be allocated hereunder in such a manner that the Capital Account balances of the Members will equal zero immediately following the final liquidating Distributions to the Members under Section 9.2(b) and the posting of all other items of income, gain, expense and deduction for the year in which the liquidating Distributions occur. Accordingly, if, upon the dissolution of the Company and the Distribution of the liquidation proceeds, the Capital Account balances would not otherwise equal zero immediately following the final liquidating Distributions to the Members under Section 9.2(b), then allocations of Net Income, Net Loss and all items thereof shall be made to the Members to cause the Capital Account balances of the Members to equal zero immediately following the final liquidating distributions to the Members under Section 9.2(b) and the posting of all other items of income, gain, expense and deduction for the year in which the liquidating Distributions occur. If, upon the dissolution of the Company, Net Income, Net Loss and all items thereof are not sufficient to cause the Capital Account balances of the Members to so equal zero, then gross income or expense for the year in which the liquidating Distributions occur and all other years of the Company for which amended tax returns may be filed shall be allocated among the Members so as to achieve such result.

ARTICLE V
MANAGEMENT

     5.1 Management and Control.

          (a) Role of Board of Directors and Officers. Except to the extent otherwise expressly provided in this Agreement or required by the Act or other applicable law, all powers of the Company shall be exercised by, or under the authority of, and the business and affairs of the Company shall be managed by, or under the direction and control of, (i) a body referred to as the “Board of Directors” or as the “Board” and (ii) the officers appointed by the Board in accordance herewith (the “Officers”). When acting in accordance herewith, each member of the Board of Directors (each a “Director”) and each Officer shall be considered a “manager” of the Company for purposes of the Act and other applicable law. The Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company in a manner consistent with the terms, provisions and conditions of this Agreement and the Act. Unless Approved by the Board, no Member, in such capacity, shall have any power or authority to act for, or to assume any obligation or responsibility on behalf of, the Company or to otherwise bind the Company in any way.

     All power and authority not expressly reserved to the Members pursuant to the Act or this Agreement shall be exercised by the Board in a manner consistent with the terms, provisions and conditions of this Agreement and the Act. The actions of the Board in carrying out the business and operations of the Company as authorized herein shall bind the Company.

          (b) Composition of the Board of Directors. The Board of Directors shall be comprised of not less than five and not more than eleven individuals. The number of Directors constituting the Board of Directors may be increased or decreased, from time to time, in the sole discretion of a Voting Majority of the Members. All Directors shall be appointed to that position by a Voting Majority of the Members. Removal of a Director from the Board will be without prejudice to the contract rights, if any, of the Person so removed. Election or appointment of a Person to the Board will not of itself create contract rights.

          The initial Directors shall be those individuals listed on Schedule 2 hereto.

          (c) Schedule 2. In the event of any change permitted under this Agreement with respect to the information stated on Schedule 2 hereto, the Secretary of the Company shall promptly (i) cause Schedule 2 to be amended to reflect such change and (ii) provide a copy of the revised Schedule 2 to each of the Members. The failure of the Secretary of the Company to cause Schedule 2 to be amended or to provide a revised copy of Schedule 2 to the Members shall not prevent the effectiveness of, or otherwise affect the underlying adjustments that would be reflected in, such an amendment.

          (d) Committees. The Board may establish, from time to time, such committees as the Board shall deem advisable (each a “Committee”) and shall delegate to such Committees such duties, obligations and authority, not in contravention of this Agreement or applicable law, as are deemed to be in the best interest of the Company. The Board shall have an

Executive Committee comprised of four Directors that shall exercise all the authority of the Board, including the power to Approve any action required to be approved by the Board pursuant to Section 5.9(c). In the event the Executive Committee shall deadlock with respect to the Approval of any item(s), the Chairman shall call a meeting of the Board for the purpose of considering any such item(s).

          (e) Officers. The Board shall appoint Officers of the Company to carry out the day-to-day operations of the Company. Such Officers shall have such power and authority as are provided in Section 5.8 and as may otherwise be established or delegated to them, from time to time, by the Board.

          (f) Authority of Officers. The Officers shall take all actions that may be necessary or appropriate for the day-to-day conduct of the business and operations of the Company and the acquisition, sale, investment, reinvestment, management, operation, maintenance and preservation of Company Assets and businesses, all in accordance with the provisions of this Agreement, the Act and other applicable law.

     5.2 Meetings of the Board. The Board may hold meetings either inside or outside of the State of Delaware. Regular meetings of the Board may be held without notice at such times and at such places as shall, from time to time, be determined by the Board. Special meetings of the Board may be called by the Chairman on not less than two (2) Business Days’ notice to each other Director, either personally, by telephone, by mail, by email, by telecopier or by any other means of communication reasonably intended to give notice. Notice of a special meeting need not be given to a Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to a Director who attends the meeting without protesting (prior thereto or at its commencement) the lack of notice. Notices and waivers of notice need not specify the purposes of the special meeting. Special meetings shall be held at the same location as regular meetings, unless otherwise provided by the Board. Meetings of the Board shall be presided over by the Director designated by the Board.

     5.3 Electronic Communications. Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment pursuant to which all Persons participating in the meeting can hear and speak to each other. Such participation in a meeting will constitute presence in person at the meeting.

     5.4 Quorum and Acts of the Board.

          (a) Quorum. At all meetings of the Board, a Majority of the Directors will constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present.

          (b) Acts of the Board. Except as otherwise provided in this Agreement, the vote of a Majority of Directors is required in order to constitute Approval by, and an act of, the Board (not just the vote of majority of the Directors present at a meeting at which a quorum is present). Voting by Directors may not be by proxy, the participation and involvement of a Director in decisions to be made by the Board being an important element thereof.

     5.5 Action by Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by Directors having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting. If action is taken by the written consent of fewer than all of the Directors, then the Board promptly thereafter shall forward a copy of such written consent to each Director who did not sign such consent.

     5.6 Expenses; No Compensation of Directors. Directors will be reimbursed by the Company for all reasonable out-of-pocket expenses incurred by them in connection with their service on the Board (including, without limitation, all reasonable travel and accommodation expense). Directors will not have the right to compensation for their service as such (including service as a member of any Committee).

     5.7 Resignation, Removal and Vacancies. Any Director may resign at any time upon ten (10) days’ prior written notice to the Company. Acceptance of such resignation by the Company, the Members or the remaining Directors will not be necessary for the resignation to be effective. Directors serve at the pleasure of a Voting Majority of the Members and may be removed by a Voting Majority of the Members from such position at any time for no, or any, reason. Upon the occurrence of a vacancy on the Board, a Voting Majority of the Members shall appoint a new Director to fill such vacancy, but the existence of vacancies shall not affect the continuing operations of the Board as provided herein.

     5.8 Officers.

          (a) Appointment and Term of Office. The Officers of the Company shall consist of a Chairman, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a Secretary and one or more other Officers as may be appointed from time to time by the Board. Such Officers will not be subject to periodic elections by the Board but will hold office until the earlier of that Officer’s death, resignation, retirement, disqualification, or removal from office and until that officer’s successor shall have been duly elected and qualified. Two or more offices may be held by the same Person.

          (b) Removal. Any officer appointed hereunder may be removed from office at any time by the Board, with or without cause. Such removal will be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer will not of itself create contract rights.

          (c) Vacancies. Any vacancy in an Officer position shall be filled by the Board.

          (d) Compensation. The compensation of all Officers shall be determined by the Board and may be altered by the Board from time to time, except as otherwise provided by contract, and no officer shall be prevented from receiving such compensation by reason of the fact such officer is also a Member or a Director. All Officers shall be entitled to be paid or reimbursed for all costs and expenditures incurred in conjunction with carrying out the Company’s business.

          (e) Powers and Duties. The Officers shall possess such powers and duties as customarily are associated with their respective offices, subject to the general direction and supervision of the Board. Such powers and duties will include the following:

          (i) Chairman. The Chairman shall be selected among the members of the Board of Directors and will preside when present at all meetings of the Board of Directors. The Chairman shall be available to consult with and advise the officers of the Company with respect to the conduct of the business and affairs of the Company and shall have such other powers and duties as designated in accordance with this Agreement and as from time to time may be assigned by the Board of Directors. The Chairman shall be the highest officer of the Company and, subject to the control of the Board of Directors, shall in general supervise and control all business and affairs of the Company. The initial Chairman of the Company is listed on Schedule 2 hereto.

          (ii) Chief Executive Officer. The Chief Executive Officer will be responsible for general supervision of the Officers, affairs, properties, and operations of the Company and will perform the duties prescribed or delegated by, and will report to, the Chairman or such other individual as may be designated by the Board. The Chief Executive Officer shall be the Company’s general manager, responsible for the management and control in the ordinary course of the business of the Company. The Chief Executive Officer may execute and deliver in the name (and on behalf of) the Company, deeds, mortgages, leases, assignments, bonds, notes, bills of sale, assignments, releases, receipts, contracts or other instruments of any kind or character authorized by the Board. Unless otherwise directed by the Board, the Chief Executive Officer shall act and vote on behalf of the Company at all meetings of the owners of any entity in which the Company owns an interest. Unless otherwise designated by the Board or the Chairman, the Chief Executive Officer may appoint or employ and discharge employees and agents of the Company and fix their compensation. The initial Chief Executive Officer of the Company is listed on Schedule 2 hereto.

          (iii) Chief Operating Officer. The Chief Operating Officer will be responsible for the day-to-day operations of the Company and will perform the duties prescribed or delegated by the Chief Executive Officer or by the Board, and at the request of the Chief Executive Officer, will perform, as well, the duties of the Chief Executive Officer’s office. The Chief Operating Officer may execute and deliver in the name (and on behalf of) the Company, deeds, mortgages, leases, assignments, bonds, notes, bills of sale, assignments, releases, receipts, contracts or other instruments of any kind or character authorized by the Board or the Chief Executive Officer. The initial Chief Operating Officer of the Company is listed on Schedule 2.

          (iv) Chief Financial Officer. The Chief Financial Officer will be the principal accounting and financial officer of the Company and will have active control of and shall be responsible for all matters pertaining to the accounts and finances of the Company. The Chief Financial Officer will have charge of the corporate funds and securities and will keep a record of the property and indebtedness of the Company. The Chief Financial Officer shall be prepared at all times to give information to the Board and the other officers as to the condition of the Company. The person holding the office of Chief Financial Officer shall also perform, under the direction and subject to the control of the Chairman and the Board, such other duties as may be assigned to such Officer. The initial Chief Financial Officer of the Company is listed on Schedule 2.

          (v) Secretary. The Secretary shall give notice to, attend, and keep the minutes of all of the proceedings at all meetings of the Board and all meetings of the Members and will be the custodian of such minutes and all other legal records of the Company. The Secretary will see that all notices required to be given to the Members and to the Directors are duly given in accordance with this Agreement or as required by law. It shall also be the duty of the Secretary to keep a ledger, in which shall be correctly recorded all transactions pertaining to the Membership Interests of the Company. The person holding the office of Secretary also shall perform, under the direction and subject to the control of the Chief Executive Officer and the Board, such other duties as may be assigned to such officer. The initial Secretary of the Company is listed on Schedule 2.

          (vi) Other Officers. The Board may appoint such other Officers, with such titles, powers, duties and compensation, as they may deem necessary for the conduct of the business of the Company. In addition, the Board may authorize the Chief Executive Officer or other Officers to appoint such agents or employees as the Board deem necessary for the conduct of the business of the Company.

          (f) Resignations . Any officer may resign at any time by giving written notice thereof to the Board. Any such resignation will take effect as of its date, unless some other date is specified therein, in which event it will be effective as of that date. The acceptance of such resignation will not be necessary to make it effective.

     5.9 Duties and Obligations of Directors.

          (a) Time Devoted to Company Affairs. The Directors shall not be required to devote their full time to the affairs of the Company, but each shall devote such time to the affairs of the Company as is necessary or advisable to manage and supervise the operations and affairs of, and otherwise discharge that Director’s responsibilities to, the Company.

          (b) Standard of Care; Fiduciary Duty. Any fiduciary duties (including any duties of care, disclosure or loyalty) that a Director might otherwise have to the Company or the Members are hereby eliminated, except to the extent otherwise provided in this Agreement; provided, that nothing in this Section 5.9(b) will eliminate the implied contractual covenants of good faith and fair dealing as contemplated by section 18-1101(c) of the Act.

          (c) Actions Requiring Approval of the Board. In furtherance and not in limitation of the authority vested in the Board hereunder, no Director, Officer, Member, employee or agent of the Company may do, cause the Company to do, or cause the Company to become obligated to do, any of the following (each of which is deemed to be outside of the ordinary course of business of the Company) without the express, advance Approval of the Board:

          (i) Acquisitions. Effect any acquisition of control of another entity by the Company;

          (ii) Auditors. Select or remove the independent accountants, auditors or investment bankers of the Company or make a significant change to the accounting methods or accounting policies of the Company;

          (iii) Business Plans and Operating Budget. Adopt or make any significant change to or materially deviate from any business plan of the Company or the Company’s operating budget;

          (iv) Officers. Engage, remove or replace, or establish or modify the compensation of, the Officers of the Company;

          (v) Redemptions. Redeem or repurchase any Interest in the Company, except as otherwise specifically permitted in this Agreement;

          (vi) Sale of Additional Interests. Issue or sell (or contract for the issuance or sale of) additional Interests in the Company, except as otherwise specifically permitted in this Agreement or pursuant to option or similar arrangements previously Approved by the Board;

          (vii) Indebtedness. Incur, refinance, guarantee or provide other credit support with respect to any indebtedness for borrowed money with a principal amount in excess of $500,000 or any indebtedness for borrowed money that cause the aggregate outstanding balances of the Company’s indebtedness for borrowed money (or amount guaranteed) to exceed $500,000.

          (viii) Asset Acquisitions. Enter into any agreement or series of related agreements to acquire assets involving a total purchase price in excess of $1,000,000;

          (ix) Asset Dispositions. Enter into any agreement or series of related agreements to dispose assets the cost of which exceeded $1,000,000;

          (x) Material Contracts. Enter into any agreement or series of related agreements that involve the anticipated Aggregate expenditures or obligation of the Company, or involve an anticipated value to the Company, in excess of $1,000,000;

          (xi) Sale of the Company. Sell all or substantially all of the business or assets of the Company, whether pursuant to a merger, sale of assets, sale of Interests, recapitalization or otherwise;

          (xii) Executive Compensation. Pay compensation to the Chief Executive Officer, and to any direct report of the Chief Executive Officer, an amount that exceeds $250,000 per year and any executive relocations;

          (xiii) Incentive Equity Awards. Issue options or other similar incentive equity awards (other than as provided in Section 2.6 hereof);

          (xiv) Dissolution. Dissolve or liquidate the Company; or

          (xv) Agree to Act. Agree to do any of the things described in (i) through (xiv) of this Section 5.9(c).

          (d) Notice of Certain Actions. Promptly following the Approval of any action pursuant to clauses (i), (v), (vi), (viii), (ix), (xi) or (xiv) of Section 5.9(c), the Company shall provide written notice thereof to each Profits Member.

     5.10 Maintenance of Entity Status.

          (a) State Compliance. Until such time as a Reorganization shall be Approved by the Board in accordance with Section 5.10(b), the Board shall take all necessary and advisable action to assure the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and any other jurisdiction in which the Company does business. The Board shall take no action that would adversely affect the limited liability of the Members.

          (b) Reorganizations. Each of the Members agree that upon Approval by the Board of the recapitalization, conversion or other reorganization of the Company, including a merger of the Company into a parent entity (provided that any such parent entity shall not be engaged in any material business unrelated to the Company’s business) or reorganization into another entity form (including a corporation or member of a consolidated group of corporations) (a “Reorganization”) and provided that in connection with any such Reorganization no Member shall incur material adverse tax consequences (including any acceleration of tax liabilities) that would otherwise not have been incurred or provision shall have been made so that each Member is held harmless from any such material adverse tax consequences, such Member will take all necessary and appropriate actions to cause the Reorganization as Approved by the Board to occur, including (i) consenting to, voting for, and raising no objections against, the Reorganization or the process pursuant to which the Reorganization is arranged (whether such Reorganization is effected through a merger, sale of assets, Transfer of Interests or otherwise); (ii) executing any documents (including a shareholders’ agreement, tax allocation agreement or similar document) necessary to prevent the Reorganization from altering the relative economic rights of the Members with respect to their ownership of Interests in the Company (calculated on a net, after-tax basis); and (iii) waiving any potential claim, including any claim for breach of fiduciary duty, which such Member may have against any member of the Board, any other Member, the Company or any Affiliate of the foregoing to the extent arising out of or relating to any Reorganization, including the Approval thereof by the Board. In connection with any Reorganization, the Company shall assure that each Member fully participates in such Reorganization with substantially the same relative rights, preferences and obligations after such Reorganization as were applicable prior to such Reorganization and with the economic rights of each Member in the resulting entity being based on the Fair Market Value Per Unit of each Member’s Interest. In the event of a Reorganization in which the resulting entity is a corporation contemplating a public offering of shares or a corporation with shares listed on a national securities exchange or quoted on the Nasdaq Stock Market or a successor thereto (including Glenayre Technologies, Inc.) (a “Public Company Reorganization”), the Company shall cause the Profits Members and holders of Class B Units to receive registration rights with respect to the shares received by such Members in connection with such Reorganization that entitle such Members collectively to a single demand registration (to be exercised by holders of a majority of the shares received by such Members in connection with such Reorganization) and to piggy-back registration rights. Upon approval of any Reorganization in accordance with the provisions of this Agreement, each member of the Board by the terms hereof shall have a power of attorney from each Member pursuant to Section 5.12 to execute all documents, agreements and other items to effect such Reorganization as the Board shall deem necessary or appropriate.

          (c) Certain Put Rights. In the event that a Public Company Reorganization shall not have occurred on or prior to the Put Trigger Date, each Member shall have the right and option during the period beginning on the Put Trigger Date and ending on the fifth anniversary thereafter to require the Company or Glenayre Electronics, Inc. (or its Affiliates) (“Glenayre”) to purchase all, but not less than all, of such Member’s Interest in accordance with this Section 5.10(c).

          (i) Put Notice. Any Member that elects to exercise this right (a “Putting Member”) shall give written notice thereof (the “Put Notice”) to the Company and Glenayre. Within 30 days following receipt of a Put Notice, the Company shall notify the Putting Member and Glenayre whether it shall purchase the Putting Member’s Interest. If the Company shall elect to not purchase the Putting Member’s Interest then Glenayre shall be obligated to purchase such Interest.

          (ii) Purchase Price. The purchase price (the “Put Price”) for any Interests purchased pursuant to this Section 5.10(c) shall be the Fair Market Value Per Unit of such Interests as of the date of the Put Notice determined in accordance with Schedule 5 hereto. The Put Price shall be payable, at the election of the Company or Glenayre, as applicable, in cash or Marketable Securities with a fair market value on the Put Closing Date equal to the Put Price. The fair market value of any such Marketable Securities shall be determined by reference to the weighted average closing price for such Marketable Securities for the consecutive ten trading days immediately preceding the Put Closing Date.

          (iii) Closing. The date and place of the closing (the “Put Closing Date”) of the purchase of the Putting Member’s Interest shall occur at such date and place as the Company or Glenayre, as applicable, and the Putting Member may agree, or, in the absence of such an agreement, at the principal offices of the Company at 10:00 a.m. on the ninetieth (90th) day following delivery of the Put Notice. At such closing, the Putting Member shall execute and deliver to the Company or Glenayre, as applicable, such assignments and other instruments as may be reasonably determined by the Company or Glenayre, as applicable, to be necessary to evidence and carry out the Transfer of the Putting Member’s Interest, and, against receipt thereof, the Company or Glenayre, as applicable, shall pay the Put Price to the Putting Member in cash or Marketable Securities.

     5.11 Certifications. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate issued by the Company that is signed by the Secretary of the Company or any Director as to any of the following:

          (a) Identity. The identity of any Member, Assignee, Director, Officer or agent of the Company.

          (b) Conditions Precedent. The existence or nonexistence of any fact that constitutes a condition precedent to acts by the Board or the Members (or that is in any other manner germane to the affairs of the Company).

          (c) Authorized Persons. The Persons who are authorized to execute and deliver any instrument or document of the Company.

          (d) Acts. Any act or failure to act by the Company

     5.12 Power of Attorney Granted to Directors.

          (a) Appointment. Each Member (by the execution of this Agreement or by otherwise becoming a Member of the Company) and each Assignee (each a “Delegor”) does hereby constitute and appoint the Directors (and each of them) as such Delegor’s true and lawful representative and attorney-in-fact, in that Delegor’s name, place and stead, with respect to such Delegor’s Interest, with full power and authority to act in that Delegor’s name and on that Delegor’s behalf, in the execution, acknowledgment, and filing of documents related to the following:

          (i) Amendments. Any amendment to the Certificate or this Agreement; provided, however, that such amendment shall have been duly authorized in accordance with the terms of this Agreement.

          (ii) Name Use Instruments. Any certificates, instruments and documents, including fictitious name or assumed name certificates, as may be required by or may be appropriate under the laws of the United States of America, Delaware or any country, state or other jurisdiction in which the Company is doing or intends to do business in connection with the use of the name of the Company by the Company.

          (iii) Other Instruments. Any other instruments that may be required to be filed by the Company under any state or federal law or applicable regulations.

          (iv) Other. Any documents that may be required to effect the continuation of the Company, the admission of a Substituted Member or an additional Member or the dissolution or winding up of the Company, provided such continuation, admission or dissolution or winding up has been duly authorized in accordance with the terms of this Agreement.

          (b) Coverage. The power of attorney granted pursuant to this Section 5.12 by each Delegor to the Directors (i) is a special power of attorney, (ii) is coupled with an interest,

(iii) is irrevocable, (iv) shall survive and not be affected by the subsequent death, incapacity, disability or bankruptcy of the Delegor granting the same, (v) shall extend to such Delegor’s successors, assigns and legal representatives and (vi) may be exercised collectively for all of the Delegors (with the signature of any duly authorized Director acting as attorney-in-fact for all of them) or by signing separately as attorney for a Delegor.

          (c) Survival. The above-described power of attorney shall survive the assignment by a Delegor of all or any portion of that Delegor’s Interest; provided, however, that where all of a Delegor’s Interest has been transferred, and the transferee is to become a Substituted Member pursuant to the provisions hereof, the power of attorney of the transferor Delegor shall survive the delivery of such assignment for the purpose of enabling the Directors to execute, acknowledge and file any instrument necessary to effect such substitution.

ARTICLE VI
MEMBERS

     6.1 No Right of Control or Right to Bind the Company.

          (a) Restrictions. Subject to the retained rights of the Members who own Class A Units or Class B Units described in Section 6.2 or elsewhere in this Agreement, only the Board and the authorized Officers, employees and agents of the Company authorized by the Board shall have the authority to bind or transact business on behalf of the Company. Except as otherwise expressly provided herein, a Member, in such capacity (i) shall not take part in or interfere in any manner with the management, conduct or control of the businesses or affairs of the Company; provided, however, that the provision or withholding of the Member’s Approval of any action hereunder shall in no event constitute such; (ii) shall not take any action to bind or otherwise act for or on behalf of the Company; and (iii) shall not have any right or power to act on behalf of the Company, except as expressly conferred on that Member by the terms of this Agreement, the Board, the Act or other applicable law.

          (b) Effect of Violation. Any act of a Member in contravention of this Section 6.1 shall be null and void and without force or effect. Each Member shall indemnify the Company and the other Members for, and hold them harmless against, all costs, penalties, payments and damages (including reasonable attorneys’ fees) incurred by the Company or the other Members as a result of that Member’s unauthorized action on behalf of the Company. The Board, in addition to any other remedies available to the Company, shall have the authority to apply any Distributions (to which such Member that acted outside the scope of that Member’s authority would otherwise be entitled) towards the satisfaction of that Member’s liability to the Company and to the other Members under this Section 6.1.

     6.2 Voting Rights; Actions of Members. All Members who own Class A Units or Class B Units (including any of whom are also Directors) shall be entitled to vote on any matter submitted to a vote of the Members in accordance with applicable provisions of this Agreement and the Act. No voting rights shall be associated with the Profits Interests.

          (a) General Relinquishment of Voting Rights by Members. Notwithstanding the foregoing, to the fullest extent permitted under the Act and other applicable law, except as expressly required otherwise in this Agreement or the Act, the Members hereby cede to the Board and otherwise relinquish all voting rights that they might otherwise have.

          (b) Approval by the Members. Unless Approval by a greater number of them is required under the terms of this Agreement, the Act or other applicable law, the Approval of a Voting Majority of the Members shall constitute an act by the Members hereunder. For avoidance of doubt, this determination is made without reference to whether quorum is present at a meeting.

          (c) Voting; Proxies. Each Member who owns Units (including such a Member who is also Director) shall be entitled to one (1) vote for each Unit that such Member holds. At all meetings of the Members, and written consents executed in lieu thereof in accordance with Section 6.3(f), a Member who owns Units may vote in person or by proxy. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting or signing of a written consent. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise validly provided in the proxy. Action by the Members who own Units may be taken by a voice vote or by a show of hands, unless the Members holding twenty-five percent (25%) or more of the Units owned by all Members present at the meeting (or represented by proxy) demand (either before or after such vote on the matter) a ballot vote on such matter.

     6.3 Meetings.

          (a) Call for Meeting. The Board may call for meetings of the Members at such times that they determine to be necessary or appropriate and shall call a meeting upon the written request of Members owning in the aggregate, at such time, twenty-five percent (25%) or more of the Units owned by Members. Members who own Units requesting a meeting must sign the request, deliver the same to the Secretary of the Company and specify therein the purposes of the proposed meeting. There shall be no requirement that annual or other periodic meetings of the Members be held.

          (b) Notice of Meetings.

          (i) Meetings Requested by Members. Upon receipt of a request from the requisite holders of Units, as provided above in Section 6.3(a), the Secretary of the Company shall provide to each Member, within ten (10) Business Days of such request, notice of a meeting of the Members and the purposes of the meeting. To the extent deemed practicable by the Board, such meeting shall be held on the date and at the time and place requested by the Members calling such meeting (if any). However, if not requested or deemed practicable or advisable by the Board, the meeting shall be held at a time and place selected by the Board and on a date no less than fifteen (15) days nor more than twenty (20) days after the receipt of such request.

          (ii) Other Meetings. The Secretary of the Company shall give all Members notice stating the date, time and place of a meeting of the Members not described in Section 6.3(b)(i), which date shall not be less than ten (10) nor more than twenty (20) calendar days after the date such notice is given. Notice of such a meeting need not set forth the purposes for which the meeting is called.

          (c) Waiver of Notice. Any notice required to be given to any Member under the Act or under this Agreement may be waived in writing by the Member entitled to such notice (whether before, at, or after the meeting). A Member’s attendance at a meeting also shall constitute a waiver of any required notice to such Member of the meeting, unless the Member (at the beginning of the meeting) objects to the holding of the meeting or to transacting particular business at the meeting.

          (d) Quorum; Meeting Procedures. Persons representing a Voting Majority of the Members, in person or by proxy, shall be required to constitute a quorum at all meetings of the Members. Each such meeting shall be presided over by a Member so designated by the Chairman, or in the absence of such designation, by any individual Approved by the Members who own Units. The costs of calling and holding meetings of the Members shall be paid by the Company.

          (e) Participation by Conference Telephone. Any one or more Members may participate in a meeting of the Members by means of a conference telephone or similar communication device that allows all persons participating in the meeting to simultaneously hear each other during the meeting. Such participation in a meeting shall be the equivalent of being present in person at such meeting.

          (f) Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting, if a proposed written consent, setting forth the action so taken or to be taken (i) is sent to all applicable Members, (ii) is signed by those Members and proxy holders owning or holding the voting interest required hereunder to Approve or adopt such action and (iii) such signed written consent is delivered to the Board. Action taken under this Section 6.3(f) shall be effective when the Members (or proxy holders) needed to Approve such action have signed the proposed written consent or counterpart thereof, unless the written consent specifies that it is to be effective as of an earlier or later date and time. Such a written consent shall have the same force and effect as if the subject matter was voted upon at a duly called and constituted meeting of the Members and may be described as such in any document or instrument.

          (g) Notice of Written Consent. The Secretary shall deliver written notice to all Members summarizing any such written consent signed by less than all Members no later than sixty (60) days after the date such consent becomes effective; provided, however, that the failure by the Secretary to provide any such notice to one or more Members shall not prevent the effectiveness or otherwise affect the validity of such written consent.

ARTICLE VII
BOOKS AND RECORDS

     7.1 Books; Accounting Methods. The Company shall maintain, at its principal place of business, books of account for the Company, representing a complete and accurate record of the assets, liabilities, operations, transactions and financial condition of the Company. The

Board shall utilize accounting methods that fairly present the financial condition of the Company, which methods may include (but are not required to include) generally accepted accounting principles. Accounting methods adopted by the Board shall be consistently applied.

     7.2 Annual Report. As soon as practicable following the end of each Fiscal Year, the Company shall cause to be prepared, and furnished to each Member, financial statements in accordance with the Company’s method of accounting, including (a) a balance sheet of the Company as of the last day of such Fiscal Year or period, (b) a statement of income or loss and (c) a statement of each Member’s Capital Account and changes therein.

     7.3 Audits; Right of Inspection. No formal independent audit of the books of account of the Company shall be required to be undertaken at the expense of the Company, unless determined otherwise by the Board. Each Member or an authorized representative thereof, acting with a proper purpose (as reasonably determined by the Board) (a) shall have access to, and may inspect and photocopy at the principal place of business of the Company, books and records of the Company essential, necessary and sufficient for such proper purpose (as reasonably determined by the Board) and (b) may conduct audits of those books and records, all subject to such reasonable limitations and restrictions as may be imposed by the Board to protect the interests of the Company and its Members. In no event shall the Company be required to divulge trade secrets or other similar information deemed proprietary or sensitive, as determined by the Board. The costs and expenses of such activities shall be borne by the Member utilizing such access or performing such audit (including reimbursement to the Company of any costs and expenses incurred by the Company in conjunction with the same, which shall include the Company’s reasonable attorneys’ fees).

     7.4 Tax Returns and Information. The Company shall cause all tax and information returns for the Company to be prepared and timely filed (including extensions) with the appropriate authorities. As soon as practicable following the end of each Fiscal Year, the Company shall use commercially reasonable efforts to cause to be delivered to each Member, within ninety (90) days following the close of each Fiscal Year, information pertaining to the Company for the previous Fiscal Year necessary for the Members to accurately prepare their respective federal and state income tax returns for such Fiscal Year. Provision of certain proprietary information of the Company may be conditioned on the recipient Member signing a confidentiality agreement with respect thereto, if so determined and requested by the Board.

ARTICLE VIII
TRANSFERS OF INTERESTS; WITHDRAWAL

     8.1 Transfers of Interests.

          (a) General Restriction on Transfers. In addition to the other restrictions on Transfer contained in this Article VIII, no Member or Assignee who is or was an officer, Director or employee of the Company or any of its direct or indirect subsidiaries (other than such an officer, Director or employee who ceases to be such as a result of death or disability or termination without “Cause,” or upon his voluntary termination with “Good Reason,” as those terms are defined in any applicable employment or similar agreement) shall, directly or indirectly, Transfer (or create or suffer to exist any Encumbrance against) all or any portion of that Member’s or Assignee’s Interest, other than a Permitted Transfer or a Transfer pursuant to Section 5.10(b), 8.8, 8.9 or 8.10, except with the advance Approval of the Board. Such Approval may specify the rights and obligations the transferee shall have, including whether the proposed transferee is to be admitted as a Substituted Member or an Assignee; provided, however, that if the Approval does not specify otherwise, the transferee shall be admitted as a Substituted Member. The grant or denial of the Board’s Approval for a proposed Transfer or Encumbrance under this Section 8.1(a) may be made in the Board’s sole and absolute discretion.

          (b) Conditions to Transfer. In any event, no Member or Assignee shall Transfer (or create or suffer to exist any Encumbrance against) all or any portion of its Interest unless all of the following conditions are satisfied or waived by the Board:

          (i) Transfer Document. The transferee has executed and delivered to the Board (for filing in the Company’s records) an instrument of conveyance signed by the transferor Member or Assignee (the “Transferring Member”), in a form satisfactory to the Board;

          (ii) Power of Attorney. The transferee has executed and delivered to the Board an irrevocable power of attorney, satisfactory to the Board, appointing the Board as the transferee’s lawful attorney-in-fact for the purposes specified in Section 5.12;

          (iii) Other Agreements and Instruments. The Transferring Member and transferee have executed and delivered to the Board such other agreements and instruments, in form and substance satisfactory to the Board, as the Board may deem necessary or advisable to effect such assignment or substitution;

          (iv) Payment of Expenses. Prior to the substitution, the transferee has paid all reasonable expenses, including reasonable attorney’s fees, incurred by the Company in connection with such Transfer;

          (v) Opinion from Counsel. If requested by the Board, the transferee has furnished to the Company an opinion from counsel (which counsel and opinion shall be satisfactory to the Board) stating that, in the opinion of said counsel, such substitution will not jeopardize the status of the Company as a partnership for federal income tax purposes, cause a termination of the Company for purposes of the Code or violate (or cause the Company or the Transferring Member to violate) any applicable law or governmental rule or regulation, including any applicable federal or state securities laws;

          (vi) Amendment to Agreement. A joinder to this Agreement under which the transferee agrees to become a Substituted Member or Assignee, as applicable, and agrees to be bound by all of the terms and provisions of this Agreement, as well as any other necessary documents or papers, has been executed and delivered to the Board for filing with the records of the Company;

          (vii) Form 8308. The Transferring Member and the transferee have executed and delivered to the Board the information necessary to enable the Board to file

Internal Revenue Form 8308, as, and to the extent, required by section 6050K of the Code and the Regulations promulgated thereunder;

          (viii) Tax-Exempt Attestation. The transferee has executed and delivered to the Board a written attestation as to whether the transferee is an exempt organization within the meaning of subchapter F of chapter 1 of subtitle A of the Code; and

          (ix) Non-Foreign Attestation. The transferee has executed and delivered to the Board a written attestation that such transferee is a “United States person” within the meaning of section 7701(a)(30) of the Code.

          (c) Rights and Obligations of Substituted Member. Subject to Section 8.3 a Substituted Member shall have all the rights and powers, and shall be subject to all the restrictions and liabilities, of the Transferring Member, relative to such Transferred Interest.

          (d) Continuing Obligations of Transferor. Any Transferring Member who Transfers all of such Person’s Interest shall cease to be a Member or Assignee; provided, however, that such Transfer, without more, shall not release the Transferring Member from any liability with respect to the Transferred Interest or any other obligation that such Transferring Member may have to the Company.

          (e) Certain Permissible Transfers to Affiliates and Related Parties. Each Member may at any time Transfer all or part of such Member’s Interest to any Person which is an Affiliate or Related Party of such Member (any such Transfer, a “Permitted Transfer”) and the transferee of such Interest shall be admitted as a Substituted Member with respect to the Transferred Interest; provided, that any such Affiliate or Related Party shall Transfer all of such Transferred Interest back to the Member from whom the Interest was originally received or acquired within five (5) days after receipt of a written request for same from the Board following the Transferee Member’s ceasing to be an Affiliate or Related Party of the Transferring Member.

          (f) No Transfers to Competitors. Notwithstanding any other provision of this Agreement, no Member or Assignee shall, directly or indirectly, Transfer (or create or suffer to exist any Encumbrance against) all or any portion of its Interest to any proposed transferee which, in the reasonable discretion of the Board, is, or within the twelve (12) months preceding the proposed Transfer was, in a business that is competitive with any business in which the Company is then engaged.

     8.2 Unauthorized Transfers. Any purported Transfer or Encumbrance of the Interest of any Member or Assignee Interest that does not comply with the conditions set forth in this Article VIII (an “Unauthorized Transfer”) shall be null and void and of no force or effect whatsoever; provided, however, that if the Company is required to recognize an Unauthorized Transfer (or if the Board elects to recognize such Unauthorized Transfer for the limited purposes provided in this Section 8.2) pursuant to (a) a judicial decree or other court order under the Act or other applicable law (including any bankruptcy law) or (b) a separation, divorce, equitable distribution or community property agreement relating to the division or partition of property between spouses, then the Person to whom such Interest is Transferred shall have only the rights of an Assignee with respect to the Transferred Interest. Any Distributions with respect to such Transferred Interest may be applied (without limiting any other legal or equitable rights of the Company) towards the satisfaction of any debts, obligations or liabilities for damages that the transferor or transferee of such Interest may have to the Company.

     8.3 Rights of Assignees. An Assignee is not a Member and shall be entitled only to allocations pursuant to Article IV and Distributions in accordance with Article III and Article IX. An Assignee (a) shall have no right to vote or otherwise participate in Company matters (including having no right to vote on the matters set forth in Article VI), (b) shall take no part in the management of the Company’s businesses or transact any business on behalf of the Company, (c) shall have no right to any notices provided hereunder, (d) shall have no power to sign on behalf of, or to bind, the Company, (e) shall have no right to any information or accounting of the affairs of the Company, (f) shall not be entitled to inspect the books or records of the Company, (g) shall have no rights to enforce the provisions of Articles V or VI hereof and (h) shall not have any other rights of a Member under the Act or this Agreement, including under Articles II, V, VI, VII or VIII hereof. Notwithstanding the foregoing, an Assignee shall have all the obligations of a Member under provisions of Articles I, II, III, IV, VII, VIII, IX , X and XI hereof and with respect to the obligations of Members therein, all references to Members shall be interpreted so as to apply to Assignees, to the extent the context so permits.

     8.4 Withdrawal of Members. Except as provided herein, a Member shall have no right to dissociate, withdraw or withdraw such Member’s capital from the Company. In furtherance of the foregoing, no Member shall be entitled to any Distribution under section 18-604 of the Act (or any other provision of the Act) upon the dissociation or withdrawal of such Member from the Company or otherwise. This Section 8.4 is intended to apply in lieu of any withdrawal rights a Member might otherwise have under the Act. If, contrary to such prohibition, a Member purports to withdraw as a Member in a manner not otherwise authorized herein, then such withdrawn Member (or successor-in-interest, as the case may be) shall have only the rights of an Assignee.

     8.5 Rights of First Offer.

          (a) Offer Notice. In addition to the other restrictions on Transfers in this Article VIII, no Member or Assignee who holds Class B Units or Profits Interests shall, directly or indirectly, Transfer all or any portion of that Person’s Class B Units or Profits Interests (other than a Permitted Transfer or a Transfer pursuant to Section 5.10(b), 8.8, 8.9 or 8.10) except in compliance with the provisions of this Section 8.5. Any such Member or Assignee (the “Offering Member”) who desires to so Transfer all or any portion of that Person’s Class B Units or Profits Interests (the “Offered Interest”) shall provide written notice thereof (the “Offer Notice”) to the Company, the Board and to the other Members that hold Units (the “Receiving Members”) which such Offer Notice shall set forth (i) the number and class of Interests sought to be Transferred, (ii) the proposed purchase price payable in cash for the Transfer.

          (b) Receiving Members’ Right of First Offer. The Company and the Receiving Members shall have the right to purchase all, but not less than all, of the Offered

Interest from the Offering Member on the terms and conditions contained in the Offer Notice in accordance with this Section 8.5.

          (c) Exercise of Right of First Offer; Closing. The Company shall have sixty (60) calendar days from the date of receipt of the notice referenced in Section 8.5(a) (the “Election Period”) to elect to exercise its purchase right by sending written notice thereof to the Offering Member. If the Company does not elect to exercise its purchase right, then the Receiving Members shall have the option to purchase all, but not less than all, of the Offered Interest proposed to be Transferred by the Offering Member on the same terms and conditions as contained in the Offer Notice. The Receiving Members shall have thirty (30) days following the expiration of the Company’s option to elect to exercise their purchase rights hereunder by sending written notice thereof to the Offering Member. Those Receiving Members exercising said purchase right (the “Electing Members”) may divide the Units to be purchased by them in any amounts or proportions that they may mutually agree upon. In the event that they cannot or do not agree upon the Units to be purchased by each, then each such Electing Member shall purchase that percentage of the subject Units proportionate to that Electing Member’s relative ownership of the Company’s outstanding Units owned by all Electing Members. The closing of such a purchase shall occur at a date, time and place as the purchaser(s) shall determine, which date shall be no later than thirty (30) days following the expiration of the option periods described in this Section 8.5.

          (d) Transfer to Third-Party Transferee. If the Company and the Receiving Members do not elect to purchase all of the Offered Interest within the Election Period, then the Company and the Receiving Members shall have no right to purchase the Offered Interest, and the Offering Member may Transfer, within a period of ninety (90) calendar days beginning at the end of the Election Period, all (but not less than all) of the Offered Interest to a third-party transferee on terms no more favorable to the third-party transferee than those contained in the Offer Notice; provided, however, that the proposed third-party transferee must have delivered to the Company, prior to such Transfer, an agreement, in form and substance reasonably satisfactory to the Board, duly executed by the proposed third-party transferee, under the terms of which such third-party transferee joins in the execution of this Agreement, becomes a Substituted Member and agrees to be bound by all of the terms and provisions of this Agreement. If the Offering Member does not Transfer the Offered Interest by the end of such ninety (90) day period, the Offered Interest shall again become subject to the restrictions of this Section 8.5, as though they had never been so offered hereunder.

     8.6 Acknowledgment of Liquidity. The Members (a) acknowledge and agree that the provisions of this Agreement provide reasonable methods of exiting the Company and an adequate means for obtaining liquidity with respect to their investment in the Company and (b) agree not to assert any claim in any legal proceeding that the provisions of this Article VIII are unreasonable, unlawful or unenforceable.

     8.7 Sale, Merger or Other Acquisition of Members. Any proposed transaction pursuant to which control of any Member or Assignee that owns Class B Units or Profits Interests and that is a corporation, partnership or limited liability company shall be “acquired” by a third party, shall be deemed to involve a Transfer of such Member’s Interest and shall require compliance with this Article VIII. For purposes hereof, the term “acquired” shall mean a sale of substantially all of such Person’s assets, a purchase of fifty percent (50%) or more of the stock or other ownership interest of a particular entity, or a merger, consolidation or similar transaction that has the effect of transferring “control” of a Person to another entity or group of owners.

     8.8 Co-Sale Rights.

          (a) Co-Sale Notice. Notwithstanding and in addition to, the other provisions of this Article VIII, in the event a Member or Assignee desires to Transfer Class A Units (other than a Permitted Transfer or a Transfer pursuant to Section 5.10(b) or 8.9), such Member or Assignee (the “Selling Member”) shall, at least fifteen (15) calendar days prior to such sale, deliver to each other Member and Assignee that holds Units (the “Remaining Members”) written notice thereof (the “Selling Member’s Notice”), describing the Units subject to sale and the terms and conditions of such sale.

          (b) Co-Sale Right. Upon receipt of a Selling Member’s Notice, each of the Remaining Members (by giving written notice to the Selling Member not later than five (5) calendar days following receipt of the Selling Member’s Notice) may participate in such sale by including therein a number of such Remaining Member’s Units equal to the product of (i) the number of Units to be sold by the Selling Member in connection with such sale and (ii) a fraction, the numerator of which is the number of Units then owned by the Remaining Members immediately prior to giving effect to such sale and the denominator of which is the aggregate number of Units then owned by all Members immediately prior to giving effect to such sale. Such sale shall be made at the same Unit price and on the same terms and conditions described in the Selling Member’s Notice. The number of Units to be sold by the Selling Member in connection with such sale shall be reduced by the number of Units to be sold by the Remaining Members pursuant to this Section 8.8. Sales by Remaining Members pursuant to this Section 8.8 are not subject to the other restrictions imposed by this Article VIII.

          (c) Closing. The closing of any transaction pursuant to this Section 8.8 shall be held at such time and place as the Selling Member shall reasonably specify. At such closing, the Members participating in such sale shall deliver certificates, if any, representing the Units to be sold, duly endorsed for Transfer and accompanied by all applicable transfer taxes, if any, and the Units to be Transferred shall be free and clear of any claims or Encumbrances (other than restrictions imposed pursuant to applicable Federal and state securities laws or this Agreement).

          (d) Representation. Each Remaining Member participating in such sale shall represent and warrant that such Member is the record and beneficial owner of such Units and make such additional representations and warranties as shall be customary in transactions of a similar nature.

     8.9 Obligation to Participate in Certain Sales.

          (a) Obligation to Participate. Acknowledging, in advance, the importance of this provision to the liquidity and preservation of the value of the Interests of the Members collectively, if the Board Approves a Sale of the Company (an “Approved Sale”), the Members and Assignees (subject to the conditions below) shall (i) consent to, vote for and raise no objections against the Approved Sale; (ii) waive any potential claim, including without limitation any claim for breach of fiduciary duty, which it may have against any Director, the Company or any Affiliate of the foregoing to the extent arising out of or relating to any Approved Sale, including any Board Approval thereof, and (iii) if the Approved Sale is a sale of Interests, agree to sell all of their respective Interests on the terms and conditions of the Approved Sale.

          (b) Required Actions of Members. The Members shall take all necessary and advisable actions in connection with the consummation of any Approved Sale reasonably necessary to (i) provide representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (ii) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale in accordance with this Agreement.

          (c) Satisfaction of Conditions. The obligations of the Members pursuant to this Section 8.9 are subject to satisfaction of the following conditions:

(1) upon the consummation of the Approved Sale, all Members and Assignees shall receive that proportion of the aggregate consideration from such Approved Sale that such holder would have received if the net assets of the Company had been Distributed by the Company in complete liquidation thereof pursuant to the rights and preferences set forth in Article IX;

(2) no Member or Assignee shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Approved Sale (excluding modest expenditures for postage, copies, etc.), and no Member or Assignee shall be obligated to pay more than their Pro Rata share of reasonable expenses incurred in connection with a consummated Approved Sale, to the extent such expenses are incurred for the benefit of all Members and Assignees and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Member or Assignee for such Member’s or Assignee’s sole benefit not being considered costs of the transaction hereunder); and

(3) in the event that the Members and Assignees are requested by the Board to make representations or indemnities in connection with the Approved Sale (other than representations and indemnities concerning each Member’s or Assignee’s valid ownership of such Member’s or Assignee’s Interest free of all claims and Encumbrances and each Member’s or Assignee’s authority, power and right to enter into and consummate such Approved Sale without violating any other agreement), then each Member and Assignee shall accommodate that request provided that any such indemnity shall not be for more than the total purchase price received by such Member or Assignee for such Member’s or Assignee’s Interest.

     8.10 Death or Termination of Employment of Holders of Class B Units and Profits Interests.

          (a) Continuing Restrictions. Any Class B Units or Profits Interests (collectively, an “Individual Membership Interest”) held by a natural person at the time of a Termination Event with respect to that Person (such Person being referred to herein as the “Withdrawing Individual Member”) shall continue to be subject to the restrictions on Transfer imposed hereby in the hands of the Withdrawing Individual Member or, in the case of death, the personal representative of the estate of the Withdrawing Individual Member (in such case, other than under Section 8.1(a)) (the “Personal Representative”) and all other provisions of this Agreement.

          If a holder of Class B Units or Profits Interests Transfers all or any portion of his Class B Units or Profits Interests to an Affiliate or Related Party and there is a Termination Event with respect to the Transferor, then the option of the Company pursuant to this Section 8.10 shall apply to all Class B Units and Profits Interests Transferred to the same extent as the Class B Units and Profits Interests held by the initial holder at the time of the Termination Event. Each Transferee of Class B Units and Profits Interests agrees to comply with the terms of this Section 8.10, regardless of whether such Transferee is admitted as a Substituted Member or remains an Assignee.

          (b) Notice of Proposed Transfer from Personal Representative. In the event of the death of a Withdrawing Individual Member, the Personal Representative of such Withdrawing Individual Member, no later than one hundred eighty (180) calendar days following the appointment of the Personal Representative, shall give notice of any potential Transfer of the Withdrawing Individual Member’s Individual Membership Interest pursuant to will, intestate succession or otherwise (the “Notice of Proposed Transfer”) to the Company, identifying the proposed transferee and whether the proposed transferee is willing to sign a joinder agreement, in which event the Notice of Proposed Transfer shall be accompanied by a joinder agreement (in a form and with content prescribed by the Board) duly executed by the proposed transferee, to become effective upon the consummation of a permitted Transfer to such proposed transferee.

          (c) Company’s Call Option. Beginning upon the date of the Termination Event with respect to a Withdrawing Individual Member and continuing for a three (3) year period following the date of the Termination Event, the Company shall have the right and option to purchase all, but not less than all, of the Withdrawing Individual Member’s Individual Membership Interest (and any portion thereof that was Transferred to Affiliates or Related Parties). If the Company elects to purchase that Individual Membership Interest, the Company shall give written notice thereof (the “Call Notice”) to the Personal Representative, the Withdrawing Individual Member, or his Transferees, as applicable, within three (3) years following the Termination Date, as applicable. The Company may retract such election at any time prior to the Closing Date (as defined below) by giving written notice of such retraction to the Personal Representative, the Withdrawing Individual Member, or his Transferees, as applicable.

          (d) Release of Call Options. If and to the extent the Withdrawing Individual Member’s Individual Membership Interest is not purchased as provided herein, then the Withdrawing Individual Member may retain such Individual Membership Interest, subject to the continued application of this Agreement or, as applicable, the Personal Representative may thereafter Transfer the Individual Membership Interest set forth in the Notice of Proposed Transfer, and not purchased by the Company, to the proposed transferee identified in such Notice of Proposed transfer, in accordance with the Notice of Proposed Transfer.

          (e) Determination of Purchase Price. The purchase price for each Class B Unit and Profits Interest purchased pursuant to this Section 8.10 shall be the Fair Market Value Per Unit of such Class B Units or Profits Interests as of the date of the Call Notice determined in accordance with Schedule 5 hereto.

          (f) Payment of Purchase Price. The purchase price payable for the Withdrawing Individual Member’s Individual Membership Interest in accordance with this Section 8.10 shall be payable in cash in full at the closing of such purchase and sale.

          (g) Closing. The date and place of the closing (the “Closing Date”) of the purchase of the Withdrawing Individual Member’s Individual Membership Interest shall occur at such date and place as the Company and the Withdrawing Individual Member (or Personal Representative or Transferee, as applicable) may agree, or, in the absence of such an agreement, at the principal offices of the Company at 10:00 a.m. on the sixtieth (60th) day following delivery of the Call Notice. At such closing, the Withdrawing Individual Member (or Personal Representative or Transferee, as applicable) shall execute and deliver to the Company such assignments and other instruments as may be reasonably determined by the Company to be necessary to evidence and carry out the Transfer of the Individual Membership Interest, and, against receipt thereof, the Company shall each pay to the Withdrawing Individual Member, or Personal Representative or Transferee, as applicable, in cash, their proportionate shares of the purchase price.

ARTICLE IX
DISSOLUTION AND WINDING UP

     9.1 Dissolution Events. The Company shall dissolve and commence winding up upon the first to occur of any of the following (each a “Dissolution Event”):

     (a) The Approval of the Board;

     (b) The cessation of membership (within the meaning of section 18-801(a)(5) of the Act) of all of the Members; or

     (c) The entry of a decree of judicial dissolution under section 18-802 of the Act.

Dissolution of the Company pursuant to this Section 9.1 shall be effective on the date such Dissolution Event occurs, but the Company shall not terminate until the Company Assets have been Distributed as provided herein. The Company shall not dissolve due to death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member.

     9.2 Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Members. Under such circumstances, the Board shall not take any action that is inconsistent with, or not necessary or advisable for, the winding up of the Company’s affairs. The Board shall be responsible for overseeing the winding up and liquidation of the Company and, in connection therewith, shall take full account of the Company’s liabilities and assets, cause the Company Assets to be liquidated as promptly as is consistent with obtaining the fair value thereof and cause the proceeds therefrom, to the extent sufficient therefor, to be applied in the following order and priority:

          (a) Creditors. First, to the payment of all of the Company’s debts and liabilities owed to the creditors of the Company (including any Board Members who are creditors) in the order of priority provided by contract or law, with the Board making reasonable provision for their payment or satisfaction (which may include the setting up of such Reserves as the Board may deem necessary for the payment of any obligations or contingent liabilities of the Company). The Board may hold such Reserves for such period that it reasonably deems advisable for the payment of such obligations and liabilities as they become due and, at the expiration of such period, the balance of such Reserves, if any, shall be Distributed as provided in Section 9.2(b); and

          (b) Liquidating Distributions. The balance, if any, shall be allocated in the order and priority set forth in Section 3.1(b) above.

     The costs and expenses relating to the winding up of the Company shall be borne by the Company. Unless otherwise Approved by the Members, no Member shall receive compensation for any services performed pursuant to this Section 9.2.

     9.3 Final Accountings. Upon both the dissolution and termination of the Company, a proper accounting shall be made by the Company from the date of the last previous accounting to the date of the dissolution or termination, as the case may be. The Board shall cause to be made any required filings with regulatory bodies relating to the dissolution and termination.

     9.4 No Capital Account Deficit Balance Restoration Obligation. In no event shall any Member be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in such Member’s Capital Account upon the dissolution or liquidation of the Company (or at any other time), except to the extent such Member expressly agrees thereto in a writing to the Company.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

     Each Member, for the benefit of the other Members and the Company, hereby makes each of the following representations, warranties and covenants:

     10.1 Investigation. Such Member (a) is financially able to bear all the risks of holding the Units being acquired for an indefinite period of time; (b) has such knowledge and experience in financial and business matters to be able to evaluate the merits and risks of the acquisition of such Interest and of making an informed investment decision with respect thereto; (c) has been provided (or has had access to) all information such Member has requested of the Company and its Board or promoters in connection with the acquisition of such Interest; (d) has been afforded the opportunity to ask questions of, and receive answers from, the Board or promoters of the Company concerning the terms and conditions of this Agreement and the purchase of such Interest; (e) has been given the opportunity to obtain any additional information necessary to verify the accuracy of the information furnished by the Company; and (f) is acquiring such Interest based upon such Member’s own investigation of such relevant information (including the foregoing) that such Member deems to be necessary or desirable. In connection therewith, such Member has received full cooperation and assistance from the Company. The exercise by such Member of rights, and the performance of obligations under this Agreement, will be based upon that Member’s own investigation, analysis and expertise.

     10.2 Purchase for Own Account. Such Member’s acquisition of said Units is being made for that Member’s own account, for investment and not with a view to the sale or distribution thereof. Such Member acknowledges that the Units, and the Interests that they represent, have not been registered under the Securities Act of 1933 or any state or other federal securities laws, and, in addition to the other restrictions contained herein, any Transfer or Encumbrance thereof (or offer to Transfer or Encumber) may require appropriate registration or the availability of an exemption from such registration under said laws and the regulations issued thereunder and, therefore, such Member is aware that the financial risks of such investment must be borne for an indefinite period of time.

ARTICLE XI
MISCELLANEOUS

     11.1 Notices. Any notice, payment, demand or communication (collectively a “notice”) required or permitted to be given by this Agreement or applicable law shall be in writing and sent by first class mail, overnight courier or hand delivery. Charges for any notice hereunder shall be prepaid and addressed as follows (or to such other address as such Person may from time to time specify by notice to the Members or the Board):

          (a) Notice to Company. If to the Company or a Board, to the address of the Company’s principal place of business; and

          (b) Notice to Member. If to a Member, to the address then appearing on the Company’s records, unless the Company has been notified in the manner provided in this Section 11.1 by a Member of a change in such Member’s address for receiving notices hereunder, in which case to the address most recently designated by such Member in the manner provided in this Section 11.1.

     Any notice given in accordance with this Section 11.1 shall be deemed to have been given and received for all purposes as of (i) the date of actual delivery, if hand delivered, (ii) the day after sent, if by overnight courier and (iii) if sent by first class mail, five (5) days after the date on which the same was deposited in a receptacle regularly maintained by the United States Postal Service for the deposit of mail, whichever occurs first.

     11.2 Tax Matters.

          (a) Tax Matters Member. Glenayre Technologies, Inc. or its designee shall be the “Tax Matters Member” of the Company in accordance with section 6231(a)(7) of the Code.

          (b) Elections. Except as otherwise provided herein, the Board shall cause any and all elections and other determinations for federal, state, local and foreign tax purposes to be made, on behalf of the Company.

     11.3 No Third Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and assigns, and no other Person, unless express provision is made herein to the contrary, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

     11.4 References to this Agreement; Headings; Scope. Unless otherwise indicated, “Articles,” “Sections,” “Subsections,” and “Clauses” mean and refer to the Articles, Sections, Subsections, and Clauses of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto, including the Initial LLC Agreement. All exhibits, schedules, instruments and other documents referred to herein, as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

     11.5 Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply, according to its fair meaning, and not strictly for or against any party. Any reference to the Act, Code or other statutes, laws, regulations (including the Regulations), forms or schedules shall include any amendments, modifications or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive, “any” shall mean “one or more,” and “including” shall mean “including without limitation.” Unless the context indicates otherwise, “member” or “members” and “limited liability company” or “limited liability companies” shall be substituted in and for references to “partner” or “partners” and “partnership” or “partnerships,” respectively, in the Code, Regulations and any pronouncements by the Internal Revenue Service.

     11.6 Construction Relative to Assignees. To the limited extent provided in Section 8.3, reference herein to Members shall be extended to include Assignees. For example, for purposes of allocations under Article IV and Distributions under Articles V and IX, the references to Units shall include all Units Transferred to Assignees so that an Assignee’s entitlement to allocations and Distributions correspond to the allocations and Distributions that a Member would receive with respect to the Interest Transferred to the Assignee. In connection with any vote or Approval by the Members or group thereof, any Units held by Assignees shall be ignored in computing the minimum vote required in order to constitute the requisite Approval or consent. Nothing in this Section shall be construed to enlarge the rights of Assignees beyond those provided in Section 8.3.

     11.7 Severability. Every provision of this Agreement is intended to be severable. If any provision hereof is invalid or unenforceable for any reason whatsoever, this Agreement shall be construed and enforced as if such invalid or unenforceable provision were not a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the invalid or unenforceable provision or by its severance from this Agreement. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be substituted automatically, as part of this Agreement, a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     11.8 Further Action. Each Member, upon the request of the Board, agrees to perform all further acts and execute, acknowledge and deliver any instruments or documents, and to perform such additional acts as may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

     11.9 Governing Law. The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of laws provisions; provided, however, that the foregoing shall not be construed so as to restrict in any manner the ability of the Company or the Board to enforce any judgment obtained in any court of competent jurisdiction.

     11.10 Jurisdiction. To the maximum extent permitted by law, each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of Delaware or of the United States District Court for the District of Delaware (with appeal rights as to any decision rendered by such courts to the applicable appellate courts) and hereby expressly submits to the personal jurisdiction and the venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. To the maximum extent permitted by law, each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth under or in accordance with Section 11.1 hereof, such service to become effective ten (10) days after such mailing.

     11.11 Cumulative Remedies. Each right, power and remedy of a party hereto provided herein (or which exists at law or in equity) shall be cumulative and in addition to every other right, power or remedy such party may have.

     11.12 Counterpart Execution. This Agreement may be executed in any number of counterparts, with the same effect as if the parties had signed the same document. For purposes of this Agreement, (a) a telegram, telex, electronic mail, cablegram, or similar transmission by a Person; (b) or a photographic, photostatic, facsimile, electronic or similar reproduction of a writing signed by a Person; or (c) any other method of communication permitted by applicable law shall be regarded as signed by that Person.

     11.13 Specific Performance. Each Member agrees that the Company and the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company and each Member may be entitled, at law or in equity, the Company and each Member shall be entitled to injunctive relief to prevent or remedy breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof.

     11.14 No Implied Waiver. The parties hereto shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, and no waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver, unless otherwise provided in writing.

     11.15 Amendments. Except as expressly provided otherwise in this Agreement, the Approval of the Board and a Voting Majority of the Members shall be required and shall be sufficient to amend this Agreement; provided, however, notwithstanding the foregoing, no amendment that would adversely change the rights or duties hereunder of one Member or group thereof in a manner that is different in any material respect from, or disproportionate to, the manner in which such rights or duties of any other Member or group thereof are being changed by such amendment may be effected without the consent of a majority (as measured by their relative Interests) of those Members whose rights or duties are being so differently or disproportionately adversely changed by such amendment. The parties hereto hereby acknowledge that Glenayre, James Caparro and Thomas Costabile have entered into a letter agreement (the “Anti-dilution Side Letter”) under which the parties to the Anti-dilution Side Letter have granted to Mr. Caparro and Mr. Costabile certain rights to be granted additional Profits Interests with respect to their Profits Interests described on Schedule 1B hereto in the event that Glenayre is required to make additional Capital Contributions in excess of the initial Capital Contributions described on Schedule 1A hereto. Each Member and the Company hereby agrees that other than the Anti-dilution Side Letter, they will not enter into any other side agreement or other arrangement with the Company or any other Member the effect of which is to cause any Profits Member to be treated differently than any other Profits Member with respect to the Profits Interests.

     11.16 Waiver of Action for Partition. Each of the Members hereby irrevocably waives any right that such Member may have to maintain any action for partition with respect to any Company Assets.

     11.17 No Company Seal. The Company shall not have a seal, and no agreement, instrument or other document executed on behalf of the Company that would otherwise be valid and binding on the Company shall be invalid or non-binding on the Company solely because no seal is affixed thereto.

     11.18 Exculpation and Indemnification.

          (a) General. Subject to the limitations set forth below and the obligations of Section 11.19, each Organizer, Member, Director and Officer of the Company (each an “Indemnified Party”) shall be released and exculpated from, and shall be indemnified and held harmless by the Company against, all liability, loss, damage, penalty, action, claim, judgment, settlement, cost and expense of any kind or nature whatsoever (including all reasonable attorneys’ fees, costs and expenses of defense, appeal and settlement of any proceedings instituted against any such Indemnified Party and all costs of investigation in connection therewith) that in any way relate to, or arise out of, or are alleged to relate to or arise out of, any action, inaction or omission on the part of the Company or such Indemnified Party acting on behalf of the Company. The satisfaction of the obligations of the Company under this Section 11.18 shall be from, and limited to, Company Assets, and the Members shall not have any liability on account thereof.

          (b) Limitations. Notwithstanding the foregoing, the provisions of Section 11.18(a) shall not eliminate or limit the liability of, or provide indemnity to, an Indemnified Party for or in connection with any act, inaction or omission of the Indemnified Party that (i) was detrimental to the Company and not in good faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) was clearly in conflict with the interests of the Company or (iv) results in the Indemnified Party deriving an improper personal benefit. The right to indemnification conferred in this Section 11.18 shall not be exclusive of any other right that an Indemnified Party may have or hereafter acquire under law or equity, provision of this Agreement or otherwise.

          (c) Advanced Expenses. Expenses incurred by an Indemnified Party in defense or settlement of any claim that appear to be subject to a right of indemnification hereunder may be advanced by the Company prior to the final disposition thereof; provided, however, that prior to such advancement, the Indemnified Party shall have agreed in a writing (determined to be sufficient by the Board to protect the interests of the Company) to repay such advancement to the extent that it shall be determined by a court of competent jurisdiction or an arbitrator that such Indemnified Party is not entitled to be indemnified hereunder.

     11.19 Right of Set-Off. The Board shall have the right to apply any Distribution or other payment otherwise payable to a Member or Assignee against any sums then due and owing to the Company from such Member or Assignee.

     11.20 Time of the Essence. Time is of the essence with respect to each and every term and provision of this Agreement.

     11.21 Consent to Pledge and Foreclosure. Notwithstanding anything in this Agreement to the contrary, including the provisions of Article VIII, the parties to this Agreement hereby consent to (a) the pledge by Glenayre Electronics, Inc. of its Interest in the Company (the “Pledged Interest”) pursuant to that certain Parent Pledge Agreement dated as of May 31, 2005 (as amended, supplemented or otherwise modified from time to time, the “Parent Pledge”) by Glenayre Electronics, Inc. in favor of Wachovia Bank, National Association, as administrative agent (the “Agent”), in connection with the Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, (b) any foreclosure by the Agent in connection with such pledge, (c) any sale of the Pledged Interest to any third party in accordance with the Parent Pledge and/or (d) the admission of the Agent or any such purchaser of the Pledged Interest as a Substituted Member with respect to the Pledged Interest.

[INTENTIONALLY LEFT BLANK]

EXECUTION PAGE TO THE

LIMITED LIABILITY COMPANY AGREEMENT OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

     IN WITNESS WHEREOF, the Members and the Company have entered into this Agreement effective as of the date first above written.

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

By:	/s/ THOMAS COSTABILE
Name:	Thomas Costabile
Title:	Executive Vice President and Chief Operating Officer

MEMBERS:

GLENAYRE ELECTRONICS, INC.

By:	/s/ KRISTOPHER WOOD
Name:	Kristopher Wood
Title:	Chief Acquisitions Officer

UMG MANUFACTURING & LOGISTICS, INC.

By:	/s/ MICHAEL OSTROFF
Name:	Michael Ostroff
Title:	Executive Vice President

MORGAN JOSEPH & CO. INC.

By:	/s/ M L MALANOSKI
Name:	M L Malanoski
Title:	Chief Financial Officer

[Signature Page to LLC Agreement of Entertainment Distribution Company, LLC]

/s/ JAMES CAPARRO
James Caparro

[Signature Page to LLC Agereement of Entertanment Distribution Company, LLC]

/s/ THOMAS COSTABILE
Thomas Costabile

[Signature Page to LLC Agereement of Entertanment Distribution Company, LLC]

SCHEDULE 1A

TO THE LIMITED LIABILITY COMPANY AGREEMENT OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

UNIT HOLDERS’ INFORMATION
AS OF MAY 31, 2005

				Percentage
	Capital			Interests (aka
Unit Holders’ Names	Contributions	Class A Units	Class B Units	Pro Rata)
Glenayre Electronics, Inc.	$35,000,000	35,000	—	100.00%
James Caparro	$—	0	—	0.00%
Thomas Costabile	$—	0	—	0.00%

TOTALS	$35,000,000	35,000	—	100.00%

Notes:

1)	In addition to contributing $35 million of cash to the Company, Glenayre Electronics, Inc. has also contributed all the outstanding capital stock of Glenayre Electronics (UK), Ltd. (the “Stock”) to the Company. It is contemplated that the Company will contribute the Stock to the capital of Blitz 05-107 GmbH. It is agreed that, notwithstanding any other provision of this Agreement, the Company shall cause the Stock to be re-conveyed to Glenayre Electronics, Inc. upon the dissolution of the Company and the commencement of the winding up of its affairs, or at such other time as the Company and Glenayre Electronics, Inc. shall mutually agree. The parties to this Agreement acknowledge and agree that, although the Stock has monetary value (Glenayre Electronics (UK), Ltd. had a net book value of $220,268 as of April 30, 2005), for purposes of computing the Capital Contributions, Capital Accounts and Distributions of the Members (including without limitation the liquidating Distributions), the Stock shall be assigned a Book Value of $0. As a result of the provisions of this Note 1, Glenayre Electronics, Inc.’s total initial Capital Contributions shall be valued at $35 million, including both the cash contribution of $35 million and the contribution of the Stock, and, upon the re-conveyance of the Stock to Glenayre Electronics, Inc., such re-conveyance shall not reduce the Distributions from the Company that otherwise would be received by Glenayre Electronics, Inc.

2)	Under the terms of their employment agreements with Glenayre Electronics, Inc., (a) James Caparro and Thomas Costabile have agreed to purchase $300,000 and $200,000, respectively, of Class B Units for $1,000 per Class B Unit and (b) James Caparro and Thomas Costabile will be paid signing bonuses of $215,000 and $200,000, respectively, all of the after-tax proceeds of which will be used to purchase additional Class B Units for $1,000 per Class B Unit. For convenience, Glenayre will fund the full initial $35 million of Capital Contributions required by the Company in connection with the closings

Schedule 1A

under the Asset Purchase Agreement described in Section 1.3(b)(ii) and Share Purchase Agreement described in Section 1.3(b)(iii) and in accordance with the terms of their employment agreements, following the closing Mr. Caparro and Mr. Costabile will purchase the Class B Units required to be purchased by them by purchasing Class A Units from Glenayre Electronics, Inc. that upon such purchase will be automatically converted into Class B Units.

3)	In accordance with the Asset Purchase Agreement described in Section 1.3(b)(ii), the Purchase Price payable under the Asset Purchase Agreement is subject to adjustment following the closing thereunder. In the event of an increase in the Purchase Price payable under the Asset Purchase Agreement, it is contemplated that Glenayre Electronics, Inc. will purchase additional Class A Units for $1,000 per Class A Unit to fund such additional Purchase Price.

4)	In accordance with the Share Purchase Agreement described in Section 1.3(b)(iii), the Purchase Price payable under the Share Purchase Agreement is subject to adjustment following the closing thereunder. In the event of an increase in the Purchase Price payable under the Share Purchase Agreement, it is contemplated that Glenayre Electronics, Inc. will purchase additional Class A Units for $1,000 per Class A Unit to fund such additional Purchase Price.

5)	In accordance with Section 2.7, certain Members, either directly or through Affiliates, will provide one or more guaranties, pledges of collateral or other credit support on behalf of the Company upon terms and conditions Approved by the Board, in order to secure and maintain financing for the Company’s business. If any Member or other Person makes any payment under any such guaranty or credit support, or has any pledged assets that are applied in full or partial satisfaction of any Company indebtedness or obligation, then such amount shall be deemed a Capital Contribution to the Company in exchange for Class A Units.

The initial Level One Threshold Amount, Level Two Threshold Amount and Level Three Threshold Amount (the “Threshold Amounts”) shall be as follows:

Level One Threshold Amount	$35,000,000

Level Two Threshold Amount	$56,250,000

Level Three Threshold Amount	$79,375,000

The initial Threshold Amounts were determined based on the initial Capital Contributions set forth above in accordance with the methodology used in the Distribution examples set forth in Schedule 1C. Following the final determination of the total Units sold by the Company in accordance with the above notes, the Level One Threshold Amount, Level Two Threshold Amount and Level Three Threshold Amount shall be adjusted to take into account all additional Capital Contributions made in accordance with such notes using the same methodology used to calculate the initial Threshold Amounts.

Schedule 1A

SCHEDULE 1B

TO THE LIMITED LIABILITY COMPANY AGREEMENT OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

PROFITS MEMBERS’ INFORMATION
AS OF MAY 31, 2005

	Tier 1		Tier 2		Tier 3
Names of Profits Members	Allocation	Tier 1%	Allocation	Tier 2%	Allocation	Tier 3%

James Caparro[1]	10%	33.33%	10%	33.33%	10%	33.33%
Thomas Costabile	5%	16.67%	5%	16.67%	5%	16.67%
Morgan Joseph & Co. Inc.	5%	16.67%	5%	16.67%	5%	16.67%
UMG Manufacturing & Logistics, Inc.	5%	16.67%	5%	16.67%	5%	16.67%
Reserved for future issuance	5%	16.67%	5%	16.67%	5%	16.67%

TOTALS	30%	100.00%	30%	100.00%	30%	100.00%

1)	Reflects the issuance of Profits Interests to James Caparro which in accordance with the terms of his employment agreement with Glenayre Electronics, Inc. will be issued on the “Effective Date” (as such term is defined in the employment agreement).

Schedule 1B

SCHEDULE 1C

TO THE LIMITED LIABILITY COMPANY AGREEMENT OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

SEE ATTACHMENT

NOTE THAT THE ACTUAL DOLLAR THRESHOLDS WILL VARY FROM THOSE THAT ARE SET OUT IN THE
EXAMPLES BELOW DEPENDING UPON THE ULTIMATE CAPITALIZATION OF THE COMPANY, AS
FINALLY DETERMINED, AND IF ADDITIONAL CAPITAL CONTRIBUTIONS ARE MADE PURSUANT TO
SECTION 2.7. SEE NOTES TO SCHEDULE 1A.

Schedule 1C

EDC
Profit Distribution Waterfall
Calculation of Threshold Amounts with a $35 Million Capital Contribution
               Total Capital Contribution                         $ 35,000,000.00

		Level One	Level Two	Level Three	Level Four
	Gross %	Pro Rata %	Pro Rata %	Pro Rata %	Pro Rata %
Class A & B Members (“Class AB”)	70.0%	100.00%	82.35%	75.68%	70.00%
Tier 1	15.0%	—	17.65%	16.22%	15.00%
Tier 2	7.5%	—	—	8.11%	7.50%
Tier 3	7.5%	—	—	—	7.50%

Total	100.00%	100.00%	100.00%	100.00%	100.00%

Calculation of Distribution Strike Prices

Tier 1:
Total Capital Contribution	$35,000,000.00
divided by Class AB	82.35%

Level Two Pro Rata %	$42,500,000.00
minus Total Capital Contribution	(35,000,000.00)

$7,500,000.00
multipled by Factor	1.00x

equals Tier 1 Distribution Strike	$7,500,000.00

	Tier 2:	Tier 3:
Tier 1 Distribution Strike	$7,500,000.00	$7,500,000.00
Multiplied by 50%	50.0%	50.0%
Multiplied by Factor	1.50x	2.00x

Distribution Strike	$5,625,000.00	$7,500,000.00

Calculation of Threshold Amount

Level One:

Tier 1 Distribution Strike	$7,500,000.00
divided by Tier 1 Level Two Pro Rata %	17.65%

Sub total	$42,500,000.00
minus Tier 1 Distribution Strike	(7,500,000.00)

Level One Threshold Amount	$35,000,000.00

Level Two:

Tier 2 Distribution Strike	$5,625,000.00
divided by Tier 2 Level Three Pro Rata %	8.11%

Sub total	$69,375,000.00
minus Tier 1 Distribution Strike	(7,500,000.00)
minus Tier 2 Distribution Strike	(5,625,000.00)

Level Two Threshold Amount	$56,250,000.00

Level Three
Tier 3 Distribution Strike	$7,500,000.00
divided by Tier 3 Level Four Pro Rata %	7.50%

Sub total	$100,000,000.00
minus Tier 1 Distribution Strike	(7,500,000.00)
minus Tier 2 Distribution Strike	(5,625,000.00)
minus Tier 3 Distribution Strike	(7,500,000.00)

Level Three Threshold Amount	$79,375,000.00

Level Four	All amounts above Level Three

Schedule 1C

EDC
Profit Distribution Waterfall
Example with a $105 Million Distribution

               Value of Distribution               $105,000,000.00

               Distribution Waterfall Allocation:

		Level One Distributions
		From	To

		$—	$35,000,000.00

	AB Members	100.00%	$35,000,000.00
Level One	Tier 1 Profits Holders	—	—
	Tier 2 Profits Holders	—	—
	Tier 3 Profits Holders	—	—

	Total	100.00%	$35,000,000.00

	Level Two Distributions
	From	To

	$35,000,000.01	$56,250,000.00

AB Members	82.35%	$17,499,999.99
Tier 1 Profits Holders	17.65%	3,750,000.00
Tier 2 Profits Holders	—	—
Tier 3 Profits Holders	—	—

Total	100.00%	$21,249,999.99

		Level Three Distributions
		From	To

		$56,250,000.01	$79,375,000.00
	AB Members	75.68%	$17,499,999.99
Level Three	Tier 1 Profits Holders	16.22%	3,750,000.00
	Tier 2 Profits Holders	8.11%	1,875,000.00
	Tier 3 Profits Holders	—	—

	Total	100.00%	$23,124,999.99

	Level Four Distributions
	Above	$ 79,375,000.00

AB Members	70.00%	$17,937,500.01
Tier 1 Profits Holders	15.00%	3,843,750.00
Tier 2 Profits Holders	7.50%	1,921,875.00
Tier 3 Profits Holders	7.50%	1,921,875.00

Total	100.00%	$25,625,000.02

		Total $
	AB Members	$87,937,500.00	83.75%
Level Four	Tier 1 Profits Holders	11,343,750.00	10.80%
	Tier 2 Profits Holders	3,796,875.00	3.62%
	Tier 3 Profits Holders	1,921,875.00	1.83%

	Total	$105,000,000.00	100.00%

IF IRR hurdles are not met for Tier 2 and Tier 3 above, then all amounts above the Level One threshold will be allocated as per the Level Two percentages until the IRR hurdle is met. Thereafter, all amounts will be allocated as per the appropriate Distribution Level.

Schedule 1C

SCHEDULE 1D

TO THE LIMITED LIABILITY COMPANY AGREEMENT OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

SEE ATTACHMENTS

Schedule 1D

Entertainment Distribution Company, LLC

Schedule 1D: Deemed Options and Deemed Strike Prices

			Total
	Deemed	Deemed	Deemed
	Options	Strike	Strike
Tier 1 Profits Holders
James Caparro	2,500	$1,000.00	$2,500,000.00
Thomas Costablile	1,250	$1,000.00	$1,250,000.00
Universal Music Group	1,250	$1,000.00	$1,250,000.00
Morgan Joseph	1,250	$1,000.00	$1,250,000.00
Unallocated	1,250	$1,000.00	$1,250,000.00

Total Tier 1 Profits Members	7,500	$1,000.00	$7,500,000.00

Tier 2 Profits Holders
James Caparro	1,250	$1,500.00	$1,875,000.00
Thomas Costablile	625	$1,500.00	$937,500.00
Universal Music Group	625	$1,500.00	$937,500.00
Morgan Joseph	625	$1,500.00	$937,500.00
Unallocated	625	$1,500.00	$937,500.00

Total Tier 2 Profits Members	3,750	$1,500.00	$5,625,000.00

Tier 3 Profits Holders
James Caparro	1,250	$2,000.00	$2,500,000.00
Thomas Costablile	625	$2,000.00	$1,250,000.00
Universal Music Group	625	$2,000.00	$1,250,000.00
Morgan Joseph	625	$2,000.00	$1,250,000.00
Unallocated	625	$2,000.00	$1,250,000.00

Total Tier 3 Profits Members	3,750	$2,000.00	$7,500,000.00

Schedule 1D

Entertainment Distribution Company, LLC

Schedule 1D: Example Pre-Emptive Right Allocation

	Deemed	Deemed
	Options	Strike
Tier 1 Profits Holders	7,500	$1,000.00
Tier 2 Profits Holders	3,750	$1,500.00
Tier 3 Profits Holders	3,750	$2,000.00
A. Total Value Contributed by New Offering			$15,000,000
B. % of LLC Offered in the New Offering			12.5%

C. Post Money LLC Value (A/B)			$120,000,000
D. Less Total Value Contributed by New Offering (A)			(15,000,000)

E. Pre Money LLC Value			$105,000,000

Total Pre Money Value LLC Value			$105,000,000
Tier 1 Deemed Strike			7,500,000
Tier 2 Deemed Strike			5,625,000
Tier 3 Deemed Strike			7,500,000

Gross Value			$125,625,000

Total AB Units			35,000
Tier 1 Deemed Options			7,500
Tier 2 Deemed Options			3,750
Tier 3 Deemed Options			3,750

Total Fully Diluted Units			50,000

Gross Value per Unit (GVU)			$2,512.50

Total Gross Value by Security
Total AB Units			$87,937,500
Tier 1 Deemed Options			18,843,750
Tier 2 Deemed Options			9,421,875
Tier 3 Deemed Options			9,421,875

Total Fully Diluted Units			$125,625,000

			Pre Emptive
Total Net Value by Security (1)	$	Units ($ / GVU)%
Total AB Units	$87,937,500	35,000	83.75%
Tier 1 Deemed Options	11,343,750	4,515	10.80%
Tier 2 Deemed Options	3,796,875	1,511	3.62%
Tier 3 Deemed Options	1,921,875	765	1.83%

Total Fully Diluted Units	$105,000,000	41,791	100.00%

Schedule 1D

SCHEDULE 2

TO THE LIMITED LIABILITY COMPANY AGREEMENT OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

MANAGER INFORMATION AS OF THE FORMATION OF THE COMPANY

Names of Initial Board of Directors

Clarke H. Bailey, Chairman/Director

Ramon D. Ardizzone, Director

Donald S. Bates, Director

Cliff O. Bickell, Director

James Caparro, Director

Thomas Costabile, Director

Peter W. Gilson, Director

John J. Hurley, Director

Horace H. Sibley, Director

Howard W. Speaks, Jr., Director

Names of Initial Officers

Clarke H. Bailey, Chairman and Interim Chief Executive Officer

Thomas Costabile, Executive Vice President and Chief Operating Officer

Debra L. Ziola, Chief Financial Officer and Secretary

Schedule 2

SCHEDULE 3

TO THE LIMITED LIABILITY COMPANY AGREEMENT OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DEFINITIONS

     “Act” means the Delaware Limited Liability Company Act, as amended.

     “Affiliate” of a specified Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such specified Person. For this purpose, “control” of a Person means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of such Person through ownership of voting securities (or other ownership interests), contract, voting trusts or otherwise.

     “Aggregate” means the applicable Capital Contributions, allocations or Distributions, as the case may be, made for the referenced Fiscal Year (or other applicable period) and all prior Fiscal Years (or other applicable periods), including without limitation the Capital Contributions, allocations or Distributions then under consideration.

     “Agreement” means this limited liability company agreement, including all schedules and exhibits attached hereto, as the same may be amended from time to time as provided herein.

     “Approval” means, with respect to a Member or the Board (as the case may be), either (i) the written consent of such Person or (ii) the affirmative vote of that Person at a meeting to do that for which the Approval of such Person is given. “Approve” means giving Approval for any such action. To be Approved by, or receive the Approval of, the Members or the Board, respectively, requires the requisite level of Approval of the Members or the Board, as applicable, provided in this Agreement.

     “Approved Sale” is defined in Section 8.9(a) hereof.

     “Assignee” means a Person to whom all or part of a Member’s Interest has been Transferred, but who has not been admitted as a Substituted Member.

     “Available Cash” means all cash funds of the Company from operations, refinancings, loans, asset sales, Capital Contributions or any other source, at any particular time legally available for Distribution, after the Board makes reasonable provision for (a) payment of all operating expenses of the Company as of such time, (b) payment of all outstanding and unpaid current obligations of the Company as of such time, (c) Reserves and (d) any other purpose Approved by the Board.

     “Book Value” is defined in Section 1.3 of Schedule 4 hereto.

Schedule 3-1

     “Board” and “Board of Directors” are defined in Section 5.1 hereto.

     “Business Day” means any day other than Saturday, Sunday or any other day on which national banking associations in the State of Delaware generally are closed for commercial banking business.

     “Capital Account” is the account maintained for each Member, as described in Section 2.1 of Schedule 4 hereto.

     “Capital Contributions” means, with respect to a Member, the amount of money and the Book Value (as determined by the Board or as otherwise provided in this Agreement) of property other than money contributed from time to time by such Member to the capital of the Company in respect of such Member’s Interest, net of the amount of (a) any liabilities of the Member that, in connection with such contribution, the Company is considered to assume under the last sentence of Regulations section 1.704-1(b)(2)(iv)(c) and, without duplication, (b) any liabilities secured by the contributed property to which the Company is considered to take the property subject under section 752 of the Code.

     “Certificate of Formation” means the Certificate of Formation of the Company as filed in the office of the Secretary of State in the manner required by the Act, as it may be amended from time to time in accordance with the terms of this Agreement.

     “Class A Units” is defined in the definition of Units.

     "Class B Units” is defined in the definition of Units.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company” means Entertainment Distribution Company, LLC, a Delaware limited liability company formed under the Act, and any successor limited liability company.

     “Company Assets” means all (or such lesser amount as indicated by the context used herein) property (real, personal, tangible or intangible) owned from time to time by the Company as a result of Capital Contributions, purchase, exchange, operations or otherwise.

     “Delegor” is defined in Section 5.12(a) hereto.

     “Director” is defined in Section 5.1(a) hereto.

     “Dissolution Event” is defined in Section 9.1.

     “Distributions” means, with respect to a Member, the amount of (a) money and (b) the Book Value (as determined by the Board or as otherwise provided in this Agreement) of property other than money distributed to such Member by the Company on account of that Member’s Interest, net of the amount of (1) any liabilities of the Company that, in conjunction with such Distribution, such Member is considered to assume under the last sentence of Regulations section 1.704-1(b)(2)(iv)(c) and, without duplication, (2) any liabilities secured by the distributed property to which such Member is considered to take the property subject under section 752 of

Schedule 3-2

the Code. Payments to a Member (x) pursuant to a loan by such Member to the Company or other transactions in which the Member is acting other than in the Member’s capacity as “partner” within the meaning of section 707(a) of the Code or (y) which are guaranteed payments within the meaning of section 707(c) of the Code shall not be treated as Distributions and shall not reduce that Member’s Capital Account. “Distribute” means to make one or more Distributions.

     “Encumbrance” means any lien, mortgage, deed of trust, pledge, collateral assignment, security interest, hypothecation, option, right of first refusal or other encumbrance.

     “Fiscal Year” means the annual accounting period of the Company, which shall be the calendar year or such portion of a calendar year during which the Company is in existence.

     “Independent Third Party” means any Person or Persons who, immediately prior to a Sale of the Company, do not own in excess of 5% of the outstanding Units (a “5% Owner”), and who is not an Affiliate of any such 5% Owner.

     “Interest” of a Member at any particular time means the entire ownership interest of such Member in the Company at such time, including all benefits and all obligations to which the owner of such Interest is entitled or subject under this Agreement and applicable law, with respect to such ownership interest.

     “IRR Hurdle Condition” is a condition that shall be deemed satisfied when the Members owing Class A Units and Class B Units (or their successors in interest) have received Aggregate Distributions from the Company and proceeds from the disposition of any of their Units that equal the sum of their Aggregate Capital Contributions to the Company plus an amount of money necessary for such Members to achieve a twenty percent (20%) return on their respective Capital Contributions. The twenty percent (20%) return shall be measured in the manner of compound interest from the date such Capital Contributions are made, compounded annually.

     “Majority” means, with respect to the Directors, as of any particular time, more than fifty percent (50%) of the number of individuals, then serving as Directors.

     “Marketable Securities” means securities of a class listed on a national securities exchange or quoted on the Nasdaq Stock Market or a successor thereto (a) all of which may be resold by a Putting Member beginning on or before the 120th day following such Putting Member’s acquisition thereof in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144 or Rule 145 thereunder in any 90 day period or (b) which are registered under section 12(b) or 12(g) of the Securities and Exchange Act of 1934 so long as the issuer of such securities is eligible to register securities of such class under the Securities Act on Form S-3 (or any successor to such form), and the Putting Member shall be contractually entitled to require the issuer of such securities to register such securities on such Form S 3 beginning on or before the 120th day following the Putting Member’s acquisition thereof.

     “Members” means the parties listed as Members of the Company on Schedule 1A and 1B hereto and those Persons who subsequently are admitted as additional Members or Substituted Members. “Member” means any one of the Members.

Schedule 3-3

     “Net Income” and “Net Losses” are defined in Section 1.4 of Schedule 4 hereto.

     “Offering Member” is defined in Section 8.5(a) hereof.

     “Offering Notice” is defined in Section 8.5(a) hereof.

     “Offered Interest” is defined in Section 8.5(a) hereof.

     “Person” means any natural person or entity.

     “Percentage Interest” means, with respect to a Member as of any particular time, that fraction expressed as a percentage, having as its numerator the number of Units owned by such Member and having as its denominator the number of outstanding Units owned by all of the Members as of such time. The sum of the Percentage Interests of all of the Members shall at all times equal 100%.

     “Profits Interests” is defined in Section 2.6 hereof.

     “Profits Members” is defined in Section 2.6 hereof.

     “Pro Rata” means in proportion to the Members’ respective Percentage Interests.

     “Put Trigger Date” means the earlier of (a) May 31, 2015 and (b) the date on or after May 31, 2013 on which the terms of all the Manufacturing and Distributions Agreements (as such term is defined in the Asset Purchase Agreement) shall have been extended for a term ending on or after May 31, 2018.

     “Regulations” means the final and temporary regulations of the U.S. Department of the Treasury promulgated under the Code.

     “Reorganization” is defined in Section 5.10(b) hereof.

     “Related Party” means the spouse or child (or any Affiliate thereof) of a Member who is a natural person and to whom such Member desires to Transfer a portion of such individual’s Interest.

     “Reserves” means funds or amounts set aside or otherwise allocated or designated by the Board (a) to pay taxes, insurance, future or anticipated obligations, contingent or unforeseen obligations, and all other costs, expenses, and liabilities incident to the Company’s operations and ownership of property; (b) to fund Company operations; (c) to service the Company’s debt obligations; (d) to make repairs and capital improvements to, and acquisitions and replacements of, Company Assets; or (e) for any other valid purpose relating to the Company, as reasonably determined by the Board.

     “Sale of the Company” means the sale of the Company pursuant to which any Independent Third Party or affiliated group of Independent Third Parties acquires (a) all or substantially all of the Interests of the Members and Assignees (whether by merger,

Schedule 3-4

consolidation, securities exchange, or sale or transfer of the Interests of the Members and Assignees) or (b) all or substantially all of the Company Assets.

     “Secretary” is defined in Section 5.8(e)(v) hereto.

     “Substituted Member” means any Person who is admitted as a substituted member pursuant to Section 8.1(a), or otherwise hereunder, such Person thereby having all of the rights and obligations of a Member.

     “Tax Distributions” means amounts Distributed pursuant to Section 3.1(a).

     “Termination Event” means the cessation of an individual’s serving as an officer, Director or employee of the Company or any of its direct or indirect subsidiaries as a result of such individual’s death, disability, or termination with “Cause,” or upon voluntary termination without “Good Reason,” as those terms are defined in any applicable employment or similar agreement.

     “Transfer” means, as a noun, the transfer of legal, beneficial or equitable ownership by sale, exchange, assignment, gift, donation, grant or other transfer of any kind, whether voluntary or involuntary, including transfers by operation of law or legal process and hereby expressly includes, with respect to a Member or Assignee, any voluntary or involuntary (i) appointment of a receiver, trustee, liquidator, custodian or other similar official for such Member or Assignee or all of any part of the property of such Member or Assignee under any bankruptcy or insolvency law, (ii) gift, donation, transfer by will or intestacy or other similar type of transfer or disposition, whether inter vivos or mortis causa and (iii) any voluntary, involuntary or other transfer or disposition to a spouse or former spouse (including by reason of a separation agreement or divorce, equitable or community or marital property distribution, judicial decree or other court order relating to the division or partition of property between spouses or former spouses or other persons. As a verb, the terms means the act of making any Transfer.

     “Transferring Member” is defined in Section 8.1(a) hereof.

     “Units” means the shares into which the different classes of the Interests are divided, consisting of all of the Units designated as:

     (a) Class A Units (the “Class A Units”); and

     (b) Class B Units (the “Class B Units”).

with each such class of Units conferring the respective rights, privileges, preferences, benefits, powers, duties and limitations provided in this Agreement with respect thereto. Units shall be evidenced by a Unit certificate issued by the Company and signed by a duly authorized officer of the Company, in the form attached hereto as Schedule 6.

     “Voting Majority” means the Members owning more than fifty percent (50%) of the Units owned by all Members, regardless of whether such Units are Class A Units or Class B Units. Units held by Assignees shall be ignored for purposes of determining a Voting Majority.

Schedule 3-5

     “Withdrawing Individual Member” is defined in Section 8.10 hereof.

Schedule 3-6

SCHEDULE 4

TO THE LIMITED LIABILITY COMPANY AGREEMENT OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

SPECIAL TAX-RELATED PROVISIONS

ARTICLE I
DEFINITIONS

     Capitalized words and phrases used in this Schedule 4 not otherwise defined in the Agreement shall have the meanings set forth in this Article I:

     1.1 “Adjusted Capital Account Deficit” means the deficit balance, if any, in a Member’s Capital Account as of the end of a Taxable Year, after giving effect to the following adjustments:

     (a) Crediting to such Capital Account any amounts (i) described in section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations which such Member is obligated to contribute to the Company pursuant to this Agreement or applicable law or (ii) which such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) or 1.704-2(i)(5); and

     (b) Debiting to such Capital Account the items described in sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

     The foregoing definition of Adjusted Capital Account Deficit, in conjunction with Sections 2.2(f), 2.2(g), and 2.2(h) of this Schedule 4, is intended to comply with the allocation rules of the alternate test for economic effect contained in section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted in a manner that is consistent with such intent.

     1.2 “Book Depreciation” means, for each Taxable Year of the Company in respect of a particular asset of the Company, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to such asset for such Taxable Year, except that if, as of the beginning of the Taxable Year, the Book Value of such asset differs from its adjusted basis for federal income tax purposes, Book Depreciation for such asset shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect thereto for such Taxable Year bears to such beginning adjusted tax basis; provided, that if, under such circumstances, the asset’s adjusted basis for federal income tax purposes at the beginning of a Taxable Year of the Company is zero, the Book Depreciation for such asset shall be determined with reference to its Book Value using any reasonable method selected by the Board.

Schedule 4-1

     1.3 “Book Value” means, with respect to an asset of the Company, the adjusted basis for federal income tax purposes of the Company in such asset, except as follows:

     (a) Fair Market Value of Contributed Property. The initial Book Value of any asset contributed by a Member to the capital of the Company shall be the fair market value of such asset on the date of such contribution as determined by the Board or as otherwise provided in this Agreement;

     (b) Book Ups and Book Downs. The Book Values of all of the assets of the Company shall be adjusted to equal their respective fair market values, as reasonably determined by the Board, as of the following times: (i) the acquisition of an additional equity interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the Distribution by the Company to a Member of more than a de minimis amount of property (including money) as consideration for all or part of such Member’s Interest; and (iii) the liquidation of the Company within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the Members’ respective economic interests in the Company;

     (c) Distributions of Property. The Book Value of any asset (other than money) of the Company Distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of the Distribution as determined by the Board or as otherwise provided in this Agreement; and

     (d) Adjustments Related to Section 754 Election. The Book Values of certain assets of the Company shall be increased (or decreased) to reflect any adjustments to the federal adjusted tax basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m) and Section 1.4(f) or 2.2(e) of this Schedule 4; provided, that Book Values of assets of the Company shall not be adjusted pursuant to this Section 1.3(d) to the extent that an adjustment under Section 1.3(b) of this Schedule 4 is made in connection with the transaction that would otherwise result in an adjustment pursuant to this Section 1.3(d).

     If the Book Value of an asset of the Company has been determined or adjusted pursuant to Section 1.3(a), 1.3(b) or Section 1.3(d) of this Schedule 4, such Book Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses (or items, if any of income, gain, expense, deduction or loss of the Company to be allocated hereunder that are not included in the computation of Net Income and Net Losses).

     1.4 “Net Income” and “Net Losses” means, for each Taxable Year of the Company, the Company’s taxable income or loss for such Taxable Year, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be

Schedule 4-2

stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

     (a) Tax-Exempt Income. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this Section 1.4 shall be added to such taxable income or loss;

     (b) Section 705(a)(2)(B) Expenditures. Any expenditures of the Company described in Code section 705(a)(2)(B), or treated as Code section 705(a)(2)(B) expenditures pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this Section 1.4, shall be subtracted from such taxable income or loss;

     (c) Book Ups and Book Downs. In the event the Book Value of any asset of the Company is adjusted pursuant to Section 1.3(b) or Section 1.3(c) of this Schedule 4, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses;

     (d) Use of Book Value for Determining Gain or Loss. Gain or loss resulting from any disposition of assets of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the disposed asset, notwithstanding that the adjusted tax basis of such asset differs from its Book Value;

     (e) Use of Book Depreciation. In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such Taxable Year in accordance with Section 1.2;

     (f) Adjustments Related to Section 754 Election. To the extent an adjustment to the adjusted tax basis of any of the assets of the Company pursuant to Code section 734(b) or Code section 743(b) is required pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Account balances as a result of a Distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Losses; and

     (g) Specially Allocated Items of Income, Gain, Loss and Deduction. Notwithstanding any other provision of this Section 1.4, any items of income, gain, expense, deduction or loss or deduction which are specially allocated pursuant to this Schedule 4 (other than Sections 2.4 and 2.5) shall not be taken into account in computing Net Income or Net Losses, but the amounts of such items shall be determined by applying rules comparable to those set forth in Subparagraphs (a) through (f) of this Section 1.4.

     1.5 “Nonrecourse Deductions” has the meaning set forth in section 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

Schedule 4-3

     1.6 “Nonrecourse Liability” has the meaning set forth in section 1.704-2(b)(3) of the Treasury Regulations.

     1.7 “Partner Nonrecourse Debt” has the meaning set forth in section 1.704-2(b)(4) of the Treasury Regulations.

     1.8 “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Treasury Regulations.

     1.9 “Partner Nonrecourse Deductions” has the meaning set forth in sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

     1.10 “Partnership Minimum Gain” has the meaning set forth in sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

     1.11 “Tax Regulatory Allocations” has the meaning set forth in Section 2.3 of this Schedule 4.

ARTICLE II
REGULATORY, TAX AND SPECIAL ALLOCATIONS

     2.1 Capital Accounts. The Capital Account of each Member shall be maintained in accordance with the following provisions:

     (a) Credits. To each Member’s Capital Account there shall be credited such Member’s (i) Capital Contributions, including the Book Value of any property contributed to the Company by the Member (determined for this purpose without reducing the amount of such Capital Contributions by the amount of liabilities associated with such Capital Contributions described in the first sentence of the definition of Capital Contributions in Section 1.1 of this Agreement, which amount shall be taken into account for such purpose under Section 2.1(b)(iii) of this Schedule 4); (ii) distributive share of Net Income (and any items of income or gain of the Company to be allocated hereunder that are not included in the computation of Net Income or Net Losses); and (iii) the amount of any Company liabilities that such Member is deemed to assume under the last sentence of Treasury Regulations section 1.704-1(b)(2)(iv)(c) or that are secured by any property of the Company Distributed to such Member and which the Member is deemed to take the property subject to under section 752 of the Code;

     (b) Debits. To each Member’s Capital Account there shall be debited the amount of (i) money and the Book Value of any property of the Company Distributed to such Member (determined for this purpose without reducing the amount of such Distributions by the amount of liabilities associated with such Distributions described in the first sentence of the definition of Distributions in Section 1.1 of this Agreement, which amount shall be taken into account for such purpose under Section 2.1(a)(iii) of this Schedule 4); (ii) such Member’s distributive share of Net Losses and any items of expense, deduction, or loss of the Company to be allocated hereunder that are not

Schedule 4-4

included in the computation of Net Income or Net Losses; and (iii) the amount of any liabilities of such Member that the Company is deemed to assume under the last sentence of Treasury Regulations section 1.704-1(b)(2)(iv)(c) or that are secured by any property contributed by such Member to the Company and which the Company is deemed to take the property subject to under section 752 of the Code;

     (c) Transfer of Capital Accounts. In the event all or any portion of an Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest; and

     (d) Section 752(c). In determining the amount of any liability for purposes of this Section 2.1, there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations section 1.704-1(b) and shall be interpreted and applied consistently therewith. The Board may make appropriate modifications to this Section 2.1 to the extent necessary for it to comply with the capital account maintenance requirements of Treasury Regulations section 1.704-1(b)(2)(iv).

     2.2 Special Allocations. The following special allocations shall be made in the following order:

     (a) Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year shall be specially allocated Pro Rata among the Members except to the extent that applicable Treasury Regulations require that such deductions be allocated in some other manner. The allocations of Nonrecourse Deductions shall be offset by Minimum Gain Chargebacks pursuant to Section 2.2(c) and not by allocations of Net Income pursuant to Article IV of this Agreement. The objective of the preceding sentence is to avoid the result illustrated in Example 1 of Treasury Regulations section 1.704-2(f)(7) and shall be interpreted and applied in a manner that is consistent with such intent.

     (b) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Taxable Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(i)(1). The allocations of Partner Nonrecourse Deductions shall be offset by Partner Minimum Gain Chargebacks pursuant to Section 2.2(d) of this Schedule 4 and not by allocations of Net Income pursuant to Article IV. The objective of the preceding sentence is to avoid the result illustrated in Example 1 of Treasury Regulations section 1.704-2(f)(7) and shall be interpreted and applied in a manner that is consistent with such intent.

     (c) Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in Partnership Minimum Gain during any Taxable Year, each Member shall be specially allocated items of the

Schedule 4-5

Company’s income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This Section 2.2(c) is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Treasury Regulations and shall be interpreted in a manner that is consistent with such intent.

     (d) Partner Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Taxable Year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain of the Company for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 2.2(d) is intended to comply with the partner minimum gain chargeback requirement in section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

     (e) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any of the assets of the Company pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of that Member’s Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in proportion to their respective interests in the Company (as reasonably determined by the Board) in the event Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such Distribution was made in the event Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.

     (f) Reallocation of Loss. The Net Losses (and any items of expense, deduction, or loss to be allocated hereunder that are not included in the computation of Net Losses) (for any Taxable Year) allocated under this Agreement to a Member shall not be made to a Member that would have an Adjusted Capital Account Deficit at the end of such Taxable Year and shall not exceed the maximum amount of Net Losses (and any items of loss or deduction to be allocated hereunder that are not included in the computation of Net Income or Net Losses) that can be so allocated without causing a

Schedule 4-6

Member to have an Adjusted Capital Account Deficit at the end of such Taxable Year (or increase an existing Adjusted Capital Account Deficit at the end of such Taxable Year). In the event one or more Members has an Adjusted Capital Account Deficit at the end of such Taxable Year or would have an Adjusted Capital Account Deficit as a consequence of an allocation of Net Losses (or items of expense, deduction, or loss to be allocated hereunder that are not included in the computation of Net Income or Net Losses) pursuant to this Agreement, then Net Losses (and any items of loss or deduction to be allocated hereunder that are not included in the computation of Net Income or Net Losses) shall be allocated to the other Members in proportion to the amounts of Net Losses (or items of expense, deduction, or loss to be allocated hereunder that are not included in the computation of Net Income or Net Losses) that otherwise would be allocated among them for such Taxable Year; provided, that an allocation pursuant to this Section 2.2(f) shall be made only if, and to the extent that, such Member would have an Adjusted Capital Account Deficit after all allocations provided for in this Agreement tentatively have been made as if this Section 2.2(f) and Section 2.2(h) were not in this Agreement. In the event that any special allocations of Net Losses (and any items of loss or deduction to be allocated hereunder that are not included in the computation of Net Income or Net Losses) are allocated to the other Members pursuant to the preceding sentence, then items of gross income and gain from subsequent periods shall be specially allocated to offset, to the extent feasible and as promptly as possible, such special allocations of Net Losses or loss, deduction or expense.

     (g) Gross Income Allocation. In the event a Member has an Adjusted Capital Account Deficit balance at the end of any Taxable Year (determined without regard to subparagraph (b) of the definition thereof in Section 1.1 of this Schedule 4), such Member shall be specially allocated items of income and gain of the Company in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 2.2(g) shall be made only if, and to the extent that, such Member would have such an excess deficit Capital Account after all other allocations provided for in this Agreement tentatively have been made as if this Section 2.2(g), 2.2(f) and Section 2.2(h) were not in this Agreement. This Section 2.2(g) is intended to minimize the potential distortion to the economic arrangement of the Members that might otherwise be caused by Sections 2.2(f) and 2.2(h), while ensuring that this Agreement complies with the requirements of the alternate test for economic effect contained in section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted and applied in a manner that is consistent with such intent.

     (h) Qualified Income Offset. In the event a Member unexpectedly receives any adjustments, allocations, or Distributions described in sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations that cause such Member to have, or increase the amount of, an Adjusted Capital Account Deficit if the allocations provided in this Agreement were made as if this Section 2.2(h) were not part of this Agreement, items of income and gain of the Company shall be specially allocated to such Member in an amount and manner sufficient to eliminate – – to the extent required by, and in compliance with, the Treasury Regulations – – such Adjusted Capital Account Deficit as quickly as possible. This Section 2.2(h) is intended to comply with the qualified income offset requirement of the alternate test for

Schedule 4-7

economic effect in section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted in a manner that is consistent with such intent.

     2.3 Curative Allocations. The allocations set forth in Section 2.2 and clause (a) of the second sentence of Section 2.6 of this Schedule 4 (the “Tax Regulatory Allocations”) are intended, to the extent necessary, to comply with certain requirements of the Treasury Regulations. It is intended that, to the extent possible, the application and effect of all Tax Regulatory Allocations shall be minimized and offset by either other Tax Regulatory Allocations or special allocations of other items of income, gain, loss, or deduction of the Company pursuant to this Section 2.3. Therefore, notwithstanding any other provision of Article IV of this Agreement (excluding this Article II of this Schedule 4 and the Tax Regulatory Allocations made hereunder), the Board shall make such offsetting special allocations of the Company’s income, gain, expense, deduction, or loss or items thereof in whatever manner it determines appropriate so as to cause, to the extent possible, after such offsetting allocations are made, each Member’s Capital Account balance at the time it is to be liquidated, in whole or in part, to equal the Capital Account balance such Member would have if the Tax Regulatory Allocations were not part of this Agreement and all items of the Company’s income, gain, expense, deduction, or loss were allocated pursuant to Article IV of this Agreement (excluding any such allocations made pursuant to this Schedule 4 other than Section 2.5). In exercising its discretion under this Section 2.3, the Board shall take into account future Tax Regulatory Allocations (including those under Sections 2.2(c) and 2.2(d) of this Schedule 4) that, although not yet made, are likely to offset other Tax Regulatory Allocations previously made under this Schedule 4 (including Sections 2.2(a) and 2.2(b) hereof).

     2.4 Section 704(c) Allocations.

     (a) Section 704(c) Allocations. In accordance with Code section 704(c) and the Treasury Regulations thereunder, any income, gain, expense, deduction, and loss with respect to any Capital Contribution of property by a Member shall, solely for income tax purposes, be allocated among the Members so as to account for any variation at the time of contribution between the adjusted federal income tax basis of such property to the Company and its initial Book Value (computed in accordance with Section 1.3(a) of this Schedule 4) (such allocations shall be referred to herein as “Section 704(c) Allocations”).

     (b) Reverse Section 704(c) Allocations. In the event the Book Value of any of the assets of the Company is adjusted on the Company’s books pursuant to Section 1.3(b) of this Schedule 4, subsequent allocations of income, gain, loss, and deduction with respect to such property shall, solely for income tax purposes, account for any variation at the time of such adjustment between the adjusted federal income tax basis of such asset and its Book Value in the same manner as provided under Code section 704(c) and the Treasury Regulations thereunder (such allocations shall be referred to herein as “Reverse Section 704(c) Allocations”).

     (c) Elections. All decisions and elections relating to such Section 704(c) Allocations or Reverse Section 704(c) Allocations – including the selection of the method, or of different methods (to the extent permitted by the Treasury Regulations), of

Schedule 4-8

allocation, whether the “traditional method” described in Treasury Regulations section 1.704-3(b), the “traditional method with curative allocations” described in Treasury Regulations section 1.704-3(c), the “remedial allocation method” described in Treasury Regulations section 1.704-3(d), or any other reasonable method contemplated by Treasury Regulations section 1.704-3(a)(1) and the preamble to the Code section 704(c) Treasury Regulations in Treasury Decision 8500 (Dec. 22, 1993) (published in 58 Fed. Reg. 67676, 67676-78 and reprinted in 1994-1 C.B. 183, 183-85) for making such allocations which need not be specifically identified in the Treasury Regulations – shall be made by the Board in any reasonable manner. Allocations pursuant to this Section 2.4 are solely for purposes of federal, state, and local income taxes and shall not affect, or in any way be taken into account, in computing, any Member’s Capital Account or share of Net Income, Net Losses (or items, if any, of income, gain, expense, deduction or loss to be allocated hereunder that are not included in the computation of Net Income or Net Losses) or Distributions pursuant to any provision of this Agreement. This Section 2.4 is intended to comply with, and grant the Board the maximum flexibility afforded under, Code section 704(c) and the applicable Treasury Regulations with respect to the decisions and elections to be made thereunder and shall be interpreted consistent with such intent.

     2.5 Varying Interests. In the event of any changes in the relative Interests of the Members during a Taxable Year, then for purposes of this Section 2.5, the Board shall take into account the requirements of Code section 706(d) and other relevant provisions of the Code and Treasury Regulations and shall have the right to select any reasonable method of determining the varying Interests of the Members during the year which satisfies Code section 706(d) or such other relevant provisions of the Code and Treasury Regulations.

     2.6 Board’s Discretionary Powers; Allocation Savings Provision. The allocation method set forth in Article IV (including this Schedule 4) of this Agreement is intended to allocate Net Income and Net Losses (determined without regard to Section 1.4(g) of this Schedule 4) to the Members in accordance with their economic interests in the Company while complying with the requirements of Subchapter K of Chapter 1 of Subtitle A of the Code (particularly section 704 thereof) and the Treasury Regulations promulgated thereunder. If, in the opinion of the Board, the allocation of Net Income or Net Losses (or items of income, gain, expense, deduction, or loss specially allocated pursuant to this Agreement and not included in the computation of Net Income or Net Losses) in such manner shall not (a) satisfy the requirements of Code section 704 or the Treasury Regulations promulgated thereunder; (b) properly take into account any (i) expenditure made by the Company, (ii) transfer of all or part of an Interest of a Member or (iii) admission of new Members; (c) properly reflect the economic arrangement of the Members; (d) preserve the equality between the Capital Accounts of the Members and the amount of the Company’s capital reflected on its balance sheet, as computed for book purposes, in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(g); or (e) provide for a given situation or set of circumstances – then, notwithstanding anything to the contrary contained in Article IV of the Agreement (including Article II of this Schedule 4), Net Income and Net Losses (or items of income, gain, expense, deduction, or loss specially allocated pursuant to this Schedule 4 and not included in the computation of Net Income or Net Losses) shall be allocated in such manner as the Board in the exercise of its good faith discretion determines to be required so as to reflect properly the foregoing premises and conditions of this Section 2.6, and this Agreement shall thereby be deemed amended to reflect any such change in the method of

Schedule 4-9

allocating Net Income or Net Losses (or items of income, gain, expense, deduction, or loss specially allocated pursuant to this Schedule 4 not included in the computation of Net Income or Net Losses); provided, that any change in the method of allocating Net Income or Net Losses (or items of income, gain, loss or deduction specially allocated pursuant to this Agreement and not included in the computation of Net Income or Net Losses) shall be made in good faith and shall not materially alter the economic arrangement of the Members or otherwise unfairly discriminate against any Member.

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Schedule 4-10

SCHEDULE 5

TO THE LIMITED LIABILITY COMPANY AGREEMENT OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

FAIR MARKET VALUE PER UNIT

     The provisions of this Schedule 5 to the Limited Liability Company Agreement of Entertainment Distribution Company, LLC shall govern the determination of the Fair Market Value Per Unit for purposes of Section 8.10 of the Agreement.

     “Fair Market Value Per Unit” means the value of a Unit or Profits Interest based on the price for which all the outstanding Units and Profits Interests could be sold in an arm’s-length transaction to a third party as of the date of the applicable Put Notice or Call Notice or date on which a Reorganization is Approved, treating the Company and its subsidiaries as a going concern and assuming such sale was between a willing buyer and a willing seller and without regard to any discount for minority interest, restrictions on transfer or lack of marketability.

     Fair Market Value Per Unit shall be determined initially by the Board and such determination (including the basis therefor) shall be promptly provided to the Member(s), Personal Representative, the Withdrawing Individual Member, or his Transferees, as applicable (“Seller”). Such determination shall be binding on Seller unless Seller objects thereto in writing within ten (10) Business Days of receipt. If the Company and Seller cannot agree on the Fair Market Value Per Unit within ten (10) Business Days of the date of Seller’s objection, Fair Market Value Per Unit shall be determined by a disinterested appraiser (which shall be a national or regional investment bank or national accounting firm) mutually selected by the Board and Seller, the fees and expenses of which shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Seller. Any selection of a disinterested appraiser shall be made in good faith within seven (7) Business Days after the end of the last ten (10) Business Day period referred to above. The Company and Seller shall use commercially reasonable efforts to cooperate with the disinterested appraiser and provide requested documentation on a prompt basis.

* * * * *

Schedule 4-1

SCHEDULE 6

TO THE LIMITED LIABILITY COMPANY AGREEMENT OF

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

FORM OF UNIT CERTIFICATE

Schedule 5-1